Exhibit 2

MEMBERSHIP INTEREST PURCHASE AGREEMENT
AMONG
DEARING HOLDINGS, LP,
GUTIERREZ VENTURES, LP,
MISSION PIPELINE MIDSTREAM, INC.,
NET INVESTMENT COMPANY LLC,
NET HOLDINGS MANAGEMENT LLC,
NEXTERA ENERGY PARTNERS, LP,
MIDSTREAM PARTNERS SELLERS’ REPRESENTATIVE LLC,
SOLELY FOR PURPOSES OF SECTION 6.09,
JERRY C. DEARING AND JOE M. GUTIERREZ,
SOLELY FOR PURPOSES OF SECTION 6.10,
ARCLIGHT CAPITAL PARTNERS, LLC,
AND, SOLELY FOR PURPOSES OF SECTION 6.22,
NATIONAL ENERGY & TRADE, LP
July 31, 2015

i

SCHEDULES
Schedule A    Closing Indebtedness
Schedule B    Net Working Capital
Schedule C    Support Obligations
Schedule D    NET Mexico Expansion Projects
Schedule E    Excluded Alternative Expansion Projects
Schedule F    Pro Rata Share
Schedule G    Customers
Schedule H    Permitted Activities
Schedule I    Excluded NET Trading Contracts
Schedule J    Excluded Transferred Assets

Disclosure Schedule

EXHIBITS
Exhibit A    Pipelines
Exhibit B    Commitment Letter
Exhibit C    Expansion Holdback Payment
Exhibit D    Additional Restrictions
Exhibit E    Wind-Down

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement, dated as of July 31, 2015 (the “Signing Date”), is entered into by and among Dearing Holdings, LP, a Texas limited partnership, Gutierrez Ventures, LP, a Texas limited partnership, Mission Pipeline Midstream, Inc., a Texas Subchapter S corporation, and NET Investment Company LLC, a Delaware limited liability company (the foregoing parties, collectively, “Sellers”), NET Holdings Management, LLC, a Delaware limited liability company (the “Company”), NextEra Energy Partners, LP, a Delaware limited partnership (“Buyer”), and solely in its capacity as the representative of Sellers hereunder Midstream Partners Sellers’ Representative LLC, a Delaware limited liability company, (the “Sellers’ Representative”), and solely for purposes of Section 6.09, each of Jerry C. Dearing and Joe M. Gutierrez (collectively, the “Principals”), solely for purposes of Section 6.10, ArcLight Capital Partners, LLC a Delaware limited liability company (“ArcLight”), and solely for purposes of Section 6.22, National Energy & Trade, LP, a Texas limited partnership (“NET Trading”). Each of Sellers, the Company and Buyer is referred to herein individually, as a “Party,” and collectively, as the “Parties.”
RECITALS
WHEREAS, Sellers collectively own all of the issued and outstanding membership interests of the Company (the “Company Interests”); and
WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the Company Interests on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.
DEFINITIONS AND CONSTRUCTION
Section 1.01    Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:
“1933 Act” means the Securities Act of 1933.
“Action” means any action, claim, suit, investigation, or proceeding by or before any court or other Governmental Authority or arbitrator. For the avoidance of doubt, for purposes of this definition, PEMEX and its Subsidiaries shall not be considered Governmental Authorities.
“Affiliate” with respect to any Person, means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.
“Affiliate Contract” means any Contract between any Seller or any of its Affiliates (other than any Company Group Member), on the one hand, and any Company Group Member, on the other hand.

“Agreed Claim” has the meaning given to it in Section 11.08.
“Agreement” means this Membership Interest Purchase Agreement, including all exhibits and schedules hereto (including the Disclosure Schedule), as the same may be amended, modified or supplemented from time to time in accordance with its terms.
“Allocation Schedule” has the meaning given to it in Section 9.01(f).
“Alternative Expansion Project” has the meaning set forth in Exhibit C.
“Anti-corruption Laws” has the meaning given to it in Section 3.22(a).
“ArcLight” has the meaning given to it in the preamble.
“Assigned NET Trading Contracts” has the meaning given to it in Exhibit E.
“Audited Financial Statements” has the meaning given to it in Section 3.06(a).
“Balance Sheet Date” has the meaning given to it in Section 3.06(a).
“Base Purchase Price” means two billion dollars ($2,000,000,000).
“Books and Records” means all documents, instruments, papers, books and records, books of account, files and data (including customer and supplier lists), catalogs, brochures, sales literature, promotional material, certificates, and other documents of the Company Group, including financial statements, Tax records (including Tax Returns), ledgers, minute books, copies of Contracts and Permits, operating data, and environmental studies and plans of the Company Group.
“Business Day” means a day other than Saturday, Sunday, or any day on which banks located in the State of New York or the State of Texas are authorized or obligated to close.
“Buyer” has the meaning given to it in the preamble.
“Buyer Benefit Plan” has the meaning given to it in Section 6.05(b).
“Buyer Fundamental Representations” means the representations and warranties set forth in Section 5.01, Section 5.02, Section 5.05, and Section 5.07.
“Buyer Indemnitees” has the meaning given to it in Section 11.01.
“Buyer Material Adverse Effect” means any change, event, occurrence, or development that would reasonably be expected to prevent, materially impede, or materially delay the ability of Buyer to timely consummate the transactions contemplated by this Agreement.
“Buyer Welfare Benefit Plans” has the meaning given to it in Section 6.05(d).
“Cap” has the meaning given to it in Section 11.06(b).

“Cap-Ex” has the meaning set forth in Exhibit C.
“Cash Payment” has the meaning given to it in Section 2.06(a)(ii).
“Cause” means any one or more of the following acts or omissions: (a) a material act or acts of dishonesty or disloyalty by an employee that could adversely affect or has adversely affected, the Company, any Company Group Member or the Employer Affiliate; (b) an employee’s breach of any of the Employer Affiliate’s personnel policies or code of conduct which, if correctable, remains uncorrected for fourteen (14) days following written notice specifying such breach given to the employee by the Employer Affiliate; (c) an employee’s gross negligence or willful misconduct in performance of his or her duties and responsibilities, including any intentional acts of discrimination or harassment; (d) an employee’s habitual drug or alcohol abuse; (e) an employee’s indictment or conviction of, or plea of nolo contendere to, any felony; (f) an employee’s indictment or conviction of, or plea of nolo contendere to, any crime involving moral turpitude; or (g) an employee’s act or acts which are detrimental to the image or reputation of the Company Group or the Employer Affiliate or acts which did or could result in material financial loss to the Company Group or the Employer Affiliate.
“Claim” has the meaning given to it in Section 11.04(a).
“Claim Notice” has the meaning given to it in Section 11.04(a).
“Closing” has the meaning given to it in Section 2.03.
“Closing Date” means the date on which the Closing occurs.
“Closing Indebtedness” means, without duplication, any funded indebtedness for borrowed money of the Company Group as of the Measurement Time as set forth in the Estimated Closing Statement, calculated in a manner consistent with the methodology and practices historically used by the Company Group (other than NET Trading) and consistent with the illustrative calculation set forth on Schedule A; provided, however, that (i) for purposes of determining the Closing Indebtedness of the Company Group, only 90% of any funded Indebtedness for borrowed money of NET Mexico shall be included in the calculation of Closing Indebtedness, and (ii) Closing Indebtedness shall exclude any items included in Net Working Capital.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Commitment Letter” means the debt commitment letter attached as Exhibit B pursuant to which the financial institutions party thereto have agreed, subject only to the Financing Conditions set forth therein, to provide or cause to be provided the debt financing set forth therein.
“Company” has the meaning given to it in the preamble.
“Company Benefit Plans” has the meaning given to it in Section 3.20(a).

“Company Group” means the Company and its Subsidiaries, collectively; provided, that at the Closing, in accordance with Exhibit E, NET Trading shall not be a member of the Company Group.
“Company Group Financing Documents” means (a) the Wells Fargo Credit Documents, (b) the LaSalle Financing Documents, and (c) the NET Mexico Financing Documents.
“Company Group Interests” means all of the Equity Interests of the Company Group Members, excluding for purposes of this definition, the Company Interests, the MGI Interests and the Equity Interests of NET Trading.
“Company Group Member” means any of the Company and its Subsidiaries; provided, that, at the Closing, in accordance with Exhibit E, NET Trading shall not be a member of the Company Group Member.
“Company Intellectual Property” has the meaning given to it in Section 3.10.
“Company Interests” has the meaning given to it in the recitals.
“Competing Proposal” shall mean any proposal or offer to effect a Competing Transaction.
“Competing Transaction” shall mean, directly or indirectly and whether in a single transaction or multiple transactions and whether related or otherwise: (a) any acquisition of all or substantially all of the assets or businesses of any Company Group Member; (b) any merger, consolidation, joint venture, share exchange, tender offer, exchange offer, business combination, spin-off, or similar transaction involving any Company Group Member (other than such transactions solely among the Company Group); (c) any recapitalization, reorganization, liquidation, dissolution, or similar transaction involving any Company Group Member; or (d) any direct or indirect acquisition of any equity or voting securities of any Company Group Member, excluding the MGI Interests (or any acquisition of any other securities, rights, or interests, including options, swaps, derivatives, or convertible or other similar instruments, whether real or synthetic, giving any Person the right to vote or to direct the voting of five percent (5%) or more of any voting or equity securities of any Company Group Member, excluding the MGI Interests); in each case of (a) through (d) excluding the transactions contemplated in this Agreement. For purposes of clarification, “Competing Transaction” shall not include the Wind-Down.
“Confidentiality Agreement” means that certain Confidentiality Agreement between USG Energy Gas Investment, LLC and the Company, dated April 13, 2015.
“Consent Required Asset” or “Consent Required Assets” has the meaning given to it in Exhibit E.
“Consents” means any of the following: Permits, consents, approvals, exemptions, waivers, authorizations, filings, registrations, or notifications.

“Contract” means any written agreement, contract, lease, license, or other legally binding commitment or undertaking.
“Contracting Parties” has the meaning given to it in Section 12.14.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities or other ownership interests, by contract or otherwise.
Customers” means the customers of the Company Group listed in Schedule G.
“Cutoff Date” has the meaning given to it in Section 11.06(a).
“D&O Released Party” has the meaning given to it in Section 6.16(b).
“Data Room” means the virtual data rooms maintained by the Sellers, the Company Group and their Representatives in connection with the transactions contemplated by this Agreement to which Buyer and its Representatives have been afforded access by Sellers.
“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Commitment Letter.
“Debt Financing Documents” means the agreements, documents and certificates contemplated by the Debt Financing.
“Disclosure Schedule” means the disclosure schedule prepared by the Company and attached to this Agreement.
“Easements” means all easements, rights of way, servitudes, property use agreements, line rights, surface leases, and real property licenses (including right of way Permits from railroads and road crossing Permits or other right of way Permits from any Governmental Authority) relating to Real Property used in the business of the Company Group but owned by third parties.
“EBITDA” has the meaning set forth in Exhibit C.
“Employee Benefit Plan” means any of the following: (a) any Employee Pension Benefit Plan; (b) any Employee Welfare Benefit Plan; or (c) any other material written plan, policy, or program providing compensation or other benefits.
“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.
“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.
“Employer Affiliate” has the meaning given to it in Section 6.05(a).
“Environmental Law” means any and all federal, state, and local applicable Law, existing on the Signing Date, related to pollution, protection of the environment, the preservation and restoration of environmental quality, the protection of human health, wildlife, or environmentally sensitive areas, the remediation of contamination, the generation, handling, treatment, storage, transportation, disposal, or release into the environment of Hazardous Material, existing and as in effect on the Signing Date, in any and all jurisdictions in which the Pipelines operate or are located, including the Clean Air Act, the Federal Water Pollution Control Act, the Oil Pollution Act of 1990, the Rivers and Harbors Act of 1899, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments Act of 1984, the Toxic Substances Control, and comparable state and local counterparts; provided, however, that the term “Environmental Law” shall not include any Law relating to worker health or safety matters to the extent not related to human exposure to Hazardous Material.
“Environmental Permit” means any Permit issued pursuant to any Environmental Law.
“Equity Interests” means, with respect to any Person that is not a natural person, as applicable, (i) capital stock, partnership (whether general or limited), or membership interests and any other equity interests or share capital of such Person, (ii) any warrants, Contracts, or other rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, or other equity interests or share capital of such Person, (iii) any share appreciation rights, phantom share rights, or other similar rights with respect to such Person or its business, or (iv) all securities or instruments, directly or indirectly, exchangeable for or convertible or exercisable into, any of the foregoing or with any profit participation features with respect to such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Estimated Closing Statement” has the meaning given to it in Section 2.07(a).
“Estimated Net Working Capital” has the meaning given to it in Section 2.07(a).
“Exchange” means any Person that determines and enforces rules and procedures for the trading of commodities and related investments.
“Exchange Act” has the meaning given to it in Section 5.08.
“Excluded NET Trading Contracts” has the meaning given to it in Exhibit E.
“Exclusivity Agreement” means that certain Exclusivity Agreement, dated as of May 29, 2015, by and between NextEra Energy Resources Acquisitions, LLC and the Company, as amended.
“FCPA” has the meaning given to it in Section 3.22(a).
“Final Net Working Capital” has the meaning given to it in Section 2.07(b).
“Final Net Working Capital Proposal” has the meaning given to it in Section 2.07(b).

“Financing” has the meaning given to it in Section 6.20(a).
“Financial Statements” has the meaning given to it in Section 3.06(a).
“Financing Conditions” means the conditions precedent set forth in Section 5 of the Commitment Letter.
“Financing Deliverables” means documentation and other information reasonably requested by the Financing Sources with respect to (i) applicable “know-your-customer” and anti-money laundering rules and regulations and (ii) OFAC and FCPA compliance.
“Financing Information” means the following: (a) audited consolidated balance sheets and related statements of income and cash flows of the Company Group for the three (3) most recently completed fiscal years ended at least sixty (60) days prior to the Closing Date, prepared in accordance with GAAP applied on a basis consistent with the Audited Financial Statements and presenting fairly in all material respects the financial position of the Company Group, (b) unaudited consolidated balance sheets and related statements of income and cash flows of the Company Group for the fiscal quarter ended March 31, 2015, prepared in accordance with GAAP applied on a basis consistent with the Unaudited Financial Statements, presenting fairly in all material respects the financial condition of the Company Group as of the March 31, 2015 and the results of operations for the three month period indicated therein (subject to customary year-end adjustments and the absence of footnotes), and (c) unaudited consolidated balance sheets and related statements of income and cash flows of the Company Group for the fiscal quarter ended June 30, 2015, prepared in accordance with GAAP applied on a basis consistent with the Unaudited Financial Statements, presenting fairly in all material respects the financial condition of the Company Group as of the June 30, 2015 and the results of operations for the six month period indicated therein (subject to customary year-end adjustments and the absence of footnotes); provided, that for the avoidance of doubt, the Financing Information does not and will not address the discontinued operations relating to the Wind-Down.
“Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange a Financing or other financings with Buyer in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective affiliates and their and their respective affiliates’ officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and representatives and their respective successors and assigns.
“GAAP” means generally accepted accounting principles in the United States of America.
“Good Reason” means a termination by any applicable employee of his or her employment with the Company Group or the Employer Affiliate after the occurrence of one or more of the following conditions without such employee’s written consent: (i) a material diminution in such employee’s annual base salary; (ii) a material change in such employee’s authority, duties, or responsibilities; and (iii) a change of the primary location for the performance of the employee’s duties to a location not within one hundred (100) miles of the location where employee provided such services at the time of the Closing; and which, in the case of any of the foregoing, continues beyond thirty (30) days after such employee has provided the applicable Company

Group Member or the Employer Affiliate written notice that such employee believes in good faith that such condition giving rise to such claim of Good Reason has occurred, so long as such notice is provided within ninety (90) days after the initial existence of such condition.
“Governmental Authority” means any federal, state, or local or foreign government or political subdivision thereof, agency, board, commission, court of competent jurisdiction, or other governmental or regulatory authority or instrumentality. For purposes of clarification, “Governmental Authority” shall include PEMEX and its Subsidiaries only with respect to Section 3.03(b), Section 3.17(a)(xvii), Section 3.22, Section 4.03(b), and Section 5.03(b) where PEMEX and any of its Affiliates or Representatives and any other similar state-owned Person are specifically included for purposes of this Agreement.
“Group Insurance Policies” has the meaning given to it in Section 3.12.
“Hazardous Material” means oil and petroleum products, asbestos, polychlorinated biphenyls, urea formaldehyde, and any other substances, materials or wastes listed, defined, designated, or classified as a pollutant or contaminant or as hazardous, toxic or radioactive, or that are otherwise regulated under any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“HSR Approval” means approval pursuant to, or the expiration or early termination of applicable waiting periods under, the HSR Act.
“Indebtedness” means, without duplication, any of the following obligations, including any Support Obligations: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, note, or other similar instruments; (c) any swap, collar, cap, or other Contracts the principal purpose of which is to benefit from or reduce or eliminate the risk of fluctuations in interest rates or currencies; (d) any obligations, contingent or otherwise, under acceptance credit, letters of credit, or similar facilities, other than trade payables; (e) any capital lease obligations; (f) any guaranty of any of the preceding clauses (a) through (e); (g) any accrued and unpaid interest owed with respect to any obligation described in the preceding clauses (a) through (e); and (h) all fees, expenses, premiums, penalties (including pre-payment penalties), breakage costs, change of control payments, redemption fees, or make-whole payments attributable to or arising under the terms of any obligation described in the preceding clauses (a) through (g).
“Indemnified Tax Claim” has the meaning given to it in Section 9.01(j).
“Indemnitee” has the meaning given to it in Section 11.04(a).
“Indemnitor” has the meaning given to it in Section 11.04(a).
“Indemnity Deductible” has the meaning given to it in Section 11.06(b).

“Indemnity Holdback Amount” means two hundred million dollars ($200,000,000).
“Indemnity Holdback Release Date” has the meaning given to it in Section 2.08(a).
“Indemnity Threshold” has the meaning given to it in Section 11.06(b).
“Intellectual Property” means all intellectual property rights including: (a) patents, patent applications, statutory invention registrations, including reissues, divisions, continuations, continuations in part, and reexaminations; (b) trademarks, trademark applications, trademark registrations, trade names, fictitious business names (d/b/a’s), service marks, service mark applications, service mark registrations, URLs, domain names, trade dress, and logos; (c) copyrights and works of authorship in any media (including computer programs, software, databases and compilations, files, applications, Internet site content, and documentation and related items), whether or not registered, copyright registrations, and copyright applications; and (d) trade secrets and confidential information, including all source code, know-how, processes, technology, formulae, customer lists, inventions, and marketing information.
“Intercompany Accounts” has the meaning given to it in Section 6.15.
“Interim NET Trading” has the meaning set forth in Exhibit E.
“Interim Period” means the period from and after Signing Date and until the earlier of the Closing or the date this Agreement is terminated in accordance with Section 10.01.
“Key Management Members” means Drew T. Tingleaf, David L. Marye, Mike Freeman, and Duncan Rhodes.
“Knowledge,” with respect to Sellers, means (i) the actual or constructive knowledge of Jerry C. Dearing, Joe M. Gutierrez, David L. Marye, and Drew T. Tingleaf (provided that constructive knowledge shall be defined as the reasonable expected knowledge of a Person performing similar functions on behalf of the Company Group) and (ii) the actual knowledge, without inquiry, of Jake Erhard and Robb Turner.
“LaSalle Financing Documents” means the “Financing Documents” as defined in that certain Note Purchase Agreement dated December 18, 2009, among LaSalle Pipeline, LP and the purchasers party thereto, as amended.
“Law” means any and all laws (including common law), statutes, constitutions, rules, regulations, ordinances, codes (including the Code), Orders, and other pronouncements of any Governmental Authority, including any applicable consent decrees or directives issued by a Governmental Authority, having the effect of law. For the avoidance of doubt, for purposes of this definition, PEMEX and its Subsidiaries shall not be considered Governmental Authorities.
“Lease” means any Contract for the use or occupancy of any Real Property.
“Liability” means any Indebtedness, costs, expenses, obligations, duties, warranties, or liabilities, including STRICT LIABILITY, of any nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), regardless of whether any such Indebtedness, costs, expenses, obligations, duties, warranties, or liabilities would be required to be disclosed on a balance sheet prepared in accordance with GAAP.
“Lien” means any mortgage, pledge, charge, lien, encumbrance, charge, financing statement, security interest or easement, plat restriction, or deed restriction.
“Loss” means any and all judgments, losses, Liabilities, damages, fines, penalties, deficiencies, costs, and expenses (including court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses incurred in connection with defending any Action). For all purposes in this Agreement, (i) the term “Loss” shall not include any special, punitive, exemplary, incidental, consequential, or indirect damages (including any damages on account of diminution in value, lost profits, or opportunities, or lost or delayed business based on valuation methodologies ascribing a decrease in value to the Company Group, on the basis of a multiple of a reduction in a multiple-based or yield-based measure of financial performance) except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party, whether based on contract, tort, strict liability, other law (which, for purposes of clarification, shall not be deemed to include the rules and policies of PEMEX and its Subsidiaries), or otherwise and whether or not arising from a Party’s or any of its Affiliates’ sole, joint or concurrent negligence, strict liability, or other fault and (ii) any Loss relating to NET Mexico shall, for the avoidance of doubt, exclude the portion of such Loss attributable to the MGI Interests.
“Material Adverse Effect” means: (a) with respect to the Company Group Members, any change, event, occurrence or development that has, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, financial condition, or results of operations of the Company Group, taken as a whole (whether or not foreseeable or covered by insurance); provided, however, that none of the following shall constitute or be deemed to contribute to a Material Adverse Effect, or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) changes generally affecting the industries in which the Company Group Members operate, whether international, national, regional, state, provincial or local, (ii) changes in international, national, regional, state, provincial or local wholesale or retail markets for natural gas or other related products and operations, (iii) changes in the operations or availability of upstream or downstream pipelines, gathering systems, distribution systems or end-use facilities other than any such changes resulting from any action or failure to act by any Company Group Member, (iv) changes in general regulatory or political conditions, including any acts of war or terrorist activities, (v) effects of weather, meteorological events, or other natural disasters, (vi) changes or adverse conditions in the financial, banking or securities markets, in each case, including any disruption thereof and any decline in the price of any security or any market index, (vii) changes in Law, GAAP, or other accounting principles or regulatory policy or the interpretation or enforcement thereof, (viii) the announcement, pendency, execution, or delivery of this Agreement or the consummation of the transactions contemplated hereby, including the consummation of the Wind-Down or the Financing, (ix) failure by Sellers or any Company Group Member to meet any projections or forecasts for any period occurring on or after the Signing Date (provided, that this clause (ix) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulting in a Material Adverse Effect) (x) actions or omissions expressly required to be taken or not taken by the Company Group Members in accordance with this Agreement or consented to in writing by Buyer or any of their Affiliates (or deemed to have been consented to by Buyer pursuant to Section 6.01(c)), or (xi) changes relating to the failure of Buyer to consent to any Company Group Member entering into, performing, settling or terminating any Trading Contract, which such action by any Company Group Member would otherwise be prohibited pursuant to Section 6.01, except, in the case of clauses (i) - (vii), to the extent that any such change, event, occurrence, or development has a disproportionate effect on the business, assets, liabilities, financial condition, or results of operations of the Company Group, taken as a whole, relative to similarly situated industry participants; and (b) with respect to Sellers, any change, event, occurrence, or development that would reasonably be expected to prevent, materially impede, or materially delay the ability of Sellers to timely consummate the transactions contemplated by this Agreement.
“Material Contracts” has the meaning given to it in Section 3.17(a).
“Material Permits” has the meaning given to it in Section 3.09.
“Material Tangible Personal Property” has the meaning given to it in Section 3.24.
“Measurement Time” means the close of business on the Business Day immediately preceding the Closing Date.
“MGI Enterprises” means MGI Enterprises US LLC, a Delaware limited liability company.
“MGI Interests” means the Equity Interests in NET Mexico held by MGI Enterprises, which such Equity Interests represent 10% of the aggregate issued and outstanding Equity Interests in NET Mexico.
“Net Indemnity Holdback Amount” has the meaning in Section 2.08(c).
“NET Mexico” means NET Mexico Pipeline Partners, LLC, a Delaware limited liability company.
“NET Mexico Expansion Holdback Amount” means two hundred million dollars ($200,000,000).
“NET Mexico Expansion Period” has the meaning set forth in Exhibit C.
“NET Mexico Expansion Projects” has the meaning set forth in Exhibit C.
“NET Mexico Financing Documents” means the “Finance Documents” as defined in that certain Credit Agreement, dated as of December 6, 2013, among NET Mexico, The Bank Of Tokyo-Mitsubishi UFJ, LTD., as administrative agent, and Union Bank, N.A., as collateral agent and the other parties from time to time party thereto, as amended.
“NET Mexico LLC Agreement” means that certain Amended and Restated Limited Liability Company Operating Agreement of NET Mexico, dated June 24, 2013, as amended

“Net Position” has the meaning given to it in Section 3.18(a).
“NET Trading” has the meaning given to it in the preamble.
“Net Working Capital” means, with respect to the Company Group, calculated as of the Measurement Time, without duplication, (i) all current assets of the Company Group (excluding deferred Tax assets), including (a) accounts receivable, (b) prepaid current assets and expenses (other than Taxes), (c) prepaid Taxes, regardless of when such Taxes are due, (d) cash and cash equivalents, and (e) inventory and works in process; minus (ii) all current Liabilities of the Company Group (excluding deferred Tax liabilities and the current portion of long term debt of the Company Group), including (a) accounts payable, (b) accrued expenses, (c) accrued but unpaid payroll and the employer portion of those Taxes and state unemployment insurance and workers compensation premiums/expenses payable on such payroll, (d) other accrued Taxes and (e)  deferred revenue (provided, that only the amount of such deferred revenue in excess of $500,000 shall be included); in the case of each of clauses (i) and (ii), as determined in accordance with GAAP and consistent with the methodologies and practices historically used by the Company Group and used in the calculation of the illustrative Net Working Capital as of May 31, 2015 set forth on Schedule B; minus prepaid expenses to the extent not transferable to Buyer; provided, however, that for purposes of determining the Net Working Capital of the Company Group (1) only 90% of the current assets and current liabilities of NET Mexico calculated pursuant to the foregoing clauses (i) and (ii) shall be included in the calculation of Net Working Capital, (2) Net Working Capital shall exclude any items included in Closing Indebtedness, (3) Net Working Capital shall be calculated assuming that NET Trading is a member of the Company Group, (4) Net Working Capital shall exclude risk management assets and risk management Liabilities and (5) to the extent that there are any margin accounts associated with NET Trading that are not being assigned as part of the Wind-Down, such margin accounts will be deducted from the calculation of Net Working Capital.
“Neutral Arbitrator” has the meaning given to it in Section 2.07(b).
“New Corporate Services Entity” has the meaning given to it in Exhibit E.
“Nonparty Affiliate” has the meaning given to it in Section 12.14.
“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.
“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award issued, made, rendered or entered by or with any Governmental Authority or arbitrator. For the avoidance of doubt, for purposes of this definition, PEMEX and its Subsidiaries shall not be considered Governmental Authorities.
“Organizational Documents” means with respect to any Person that is not a natural person, the articles or certificate of incorporation or formation, by-laws, limited partnership agreement, partnership agreement, or limited liability company agreement, as applicable, or such other governing or organizational documents of such Person.
“Outside Date” means October 15, 2015.

“Party” or “Parties” has the meaning given to it in the preamble.
“Payoff Debt” of the Company as of any date means all indebtedness of the Company and its Subsidiaries for borrowed money under the Wells Fargo Credit Documents, in each case, as required to be reflected on a consolidated balance sheet of the Company and its Subsidiaries as of such date, prepared in accordance with GAAP, together with all accrued but unpaid interest thereon as of such date, and all prepayment penalties, breakage fees and other exit fees paid or payable in the event that such indebtedness is to be repaid or otherwise discharged as of such date of determination; provided that for avoidance of doubt, the Company shall not incur any additional indebtedness under the Wells Fargo Credit Documents between the Measurement Time and the Closing.
“Payoff Letters” has the meaning given to it in Section 2.04(e).
“PEMEX” means Petroleos Mexicanos, a Mexican state-owned petroleum company.
“Pending Claims” has the meaning given to it in Section 2.08(b).
“Permits” means all permits, licenses, tariffs, certificates, pre-qualifications, variances, registrations, consents, approvals, authorizations, and similar rights, required under applicable Law and issued by any Governmental Authority. For the avoidance of doubt, for purposes of this definition, PEMEX and its Subsidiaries shall not be considered Governmental Authorities.
“Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s, and similar Liens, including all statutory Liens, arising or incurred in the ordinary course of business, (b) Liens for Taxes, assessments, and other governmental charges not yet due and payable or being contested in good faith through appropriate proceedings, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws, or similar Laws, (e) pledges or deposits to secure public or statutory obligations or appeal bonds, (f) Liens to be released on or prior to the Closing, (g) with respect to the Real Property, Liens, encumbrances, and restrictions (including Easements, covenants, rights of way, and similar restrictions of record) that, (i) are contained in any document filed or recorded in the appropriate county or parish to reflect titled thereto, creating, transferring, limiting, encumbering or reserving or granting any rights therein (including rights of reverter, reservation and life estates), or (ii) do not materially impair the current use, occupancy or value of the property subject thereto, (h) Liens or other imperfections of title, if any, that do not have, individually or in the aggregate, a Material Adverse Effect, (i) any Liens imposed by Buyer or its Subsidiaries, (j) any Liens in connection with the Financing, or (k) Liens listed in Section 1.01(b) of the Disclosure Schedule.
“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, unlimited liability corporation, proprietorship, other business organization, trust, union, association, or Governmental Authority.
“Pipelines” means the pipelines and gathering systems and appurtenant facilities described in Exhibit A.

“Pre-Closing Period” means any Tax period ending on or before the close of business on the Closing Date.
“Principals” has the meaning given to it in the preamble.
“Pro Rata Share” means, with respect to each Seller, the percentage set forth opposite such Seller’s name on Schedule F.
“Purchase Price” has the meaning given to it in Section 2.02.
“Real Property” means all real property used or held for use by the Company Group (including real property owned in fee, Easements and leasehold interests) in connection with the ownership, operation, or maintenance of the assets owned or leased by the Company Group.
“Release” means any release, spill, emission, leaking, pumping, injection, disposal, or discharge of any Hazardous Material into the environment, except to the extent permitted under applicable Environmental Law.
“Released Parties” has the meaning given such term in Section 6.16(a).
“Remedies Exception” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws, affecting the rights and remedies of creditors generally, and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.
“Representatives” means, with respect to any Person, its officers, directors, employees, managers, members, partners, equityholders, controlling persons, agents, attorneys, advisors, and other representatives.
“Restricted Business” means the provision of any gathering, transportation, or marketing services for gas, oil, liquids, condensates or similar materials, including services provided to producers, processors, and end-users, and including gathering, transportation, and marketing services on one’s own pipelines as well as those owned by others. “Restricted Business” also includes wellhead producer services, transportation optimization services, hedging of supply and transportation costs, identifying and attracting gas supply for customers, plant tolling, and optimization, and developing, designing, engineering, or constructing any natural gas pipeline or similar project.
“Restricted Party” has the meaning given to it in Section 6.09.
“Restricted Period” means a period of two (2) years commencing on the Closing Date.
“Retained Indemnity Amounts” has the meaning given to it in Section 2.08(c).
“Retention Holdback” means the aggregate amount of $10,000,000, payable from the Indemnity Holdback Amount.

“SEC” means the United States Securities and Exchange Commission.
“SEC Reports” has the meaning given to it in Section 5.08.
“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.01(a), Section 3.02, Section 3.05, Section 3.27, Section 4.01, Section 4.02, Section 4.04, and Section 4.06.
“Seller Indemnitees” has the meaning given to it in Section 11.03.
“Sellers” has the meaning given to it in the preamble.
“Sellers’ Counsel” has the meaning given to it in Section 12.15.
“Sellers’ Representative” has the meaning given to it in the preamble.
“Seller Taxes” means any and all Taxes imposed on any Company Group Member or for which any Company Group Member may otherwise be Liable for any Pre-Closing Period and for the portion of any Straddle Period ending on the close of business on the Closing Date (determined in accordance with Section 9.01(b)); provided, that no such Tax will constitute a Seller Tax (a) if Buyer is liable therefor under Section 9.01(c) or (b) if such Tax arises from any event occurring on the Closing Date but after the Closing which is precipitated by Buyer or its Affiliates and is not in the ordinary course of business of the Company Group.
“Settlement Agreement” means that certain MGIEUS / MGS / NET Mexico / NET Pipeline Settlement Agreement, dated as of July 9, 2015, by and among NET Mexico Pipeline, LP, NET Mexico, Mex Gas Supply, S.L., and MGI Enterprises.
“Signing Date” has the meaning given to it in the preamble.
“Straddle Period” means any period relating to the computation of Taxes that begins on or before and ends after the close of business on the Closing Date.
“Subsidiary” means, with respect to any Person, (a) any corporation, of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) any limited liability company, partnership, association, or other business entity, of which a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses, or is or controls the managing member or general partner of such limited liability company, partnership, association, or other business entity.

“Support Obligations” means any and all obligations or Liabilities arising under the guaranties, letters of credit, bonds, and other credit assurances of a comparable nature made or issued by or on behalf of any Seller or any of their Affiliates (other than any Company Group Member) for the benefit of the Company Group Member and (i) listed on Schedule C or (ii) associated with any Assigned NET Trading Contracts.
“Tail Insurance” has the meaning given to it in Section 6.13.
“Target Net Working Capital” means $0.
“Tax Claim” means any claim, demand, dispute, assessment, proposed adjustment, or proceeding (whether administrative, regulatory, or otherwise) with respect to Taxes or any Tax Returns of any Company Group Member.
“Tax Returns” means any return, report, rendition, claim for refund, statement, information return, or other document (including any related or supporting information attached thereto or amendment thereof) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection, or administration of any Taxes.
“Taxes” means (a) all taxes, duties, imposts, levies, or other assessments or fees of any kind imposed by any Governmental Authority, including income, corporate, capital, excise, property, sales, use, turnover, unemployment, social security, disability, withholding, real property, personal property, environmental (including any tax imposed by Section 59A of the Code), transfer, registration, value added, and franchise taxes, and including any interest or penalty imposed with respect thereto; and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of the operation of applicable Law or any contractual obligation to indemnify any other Person.
“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes or is charged with collection of such Tax. For the avoidance of doubt, for purposes of this definition, PEMEX and its Subsidiaries shall not be considered Governmental Authorities.
“Territory” means a radius of seventy-five (75) miles from any facility or pipeline owned or operated by any Company Group Member as of the Closing Date.
“Trade Laws” has the meaning given to it in Section 3.22(c).
“Trading Contracts” means any and all master agreements, confirmations, credit support documents, schedules, credit support annexes, cover sheets, master netting agreements, master collateral agreements, and similar and related agreements to which any Company Group Member is a party that relate to the purchase and sale of hydrocarbons, other commodities, or related products, including transactions providing for physical delivery or transactions providing for financial settlement.
“Trading Guidelines” has the meaning given to it in Section 3.18(a).
“Transaction Documents” means this Agreement and all documents or certificates delivered or required to be delivered pursuant to this Agreement.

“Transferred Assets” has the meaning given to it in Exhibit E.
“Transferred Employees” has the meaning given to it in Section 6.05(a).
“Unaudited Financial Statements” has the meaning given to it in Section 3.06(a).
“WARN Obligation” has the meaning given to it in Section 6.06.
“Wells Fargo Credit Documents” means the “Credit Documents” as defined in that certain Credit Agreement dated as of June 22, 2012, among the Company, as borrower, Wells Fargo Bank, National Association, as administrative agent, issuing lender and swing line lender, and the other lenders named therein, as amended by that certain Agreement and Amendment No. 1 to Credit Agreement, dated as of December 4, 2103, Waiver and Amendment No. 2 to Credit Agreement, dated as of February 21, 2014, Amendment No. 3 to Credit Agreement, dated as of June 10, 2014, and Amendment No. 4 to Credit Agreement, dated as of August 1, 2014.
“Wind-Down” means the transactions contemplated by Exhibit E.
Section 1.02    Rules of Construction.
(a)    The Schedules and Exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. All Article, Section, Schedule, and Exhibit references used in this Agreement are to Articles, Sections, Schedules, and Exhibits to this Agreement unless otherwise specified.
(b)    The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
(c)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereby,” “herein,” “hereunder,” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section or Article in which such words appear. The word “or” has the inclusive meaning represented by the phrase “and/or.” The word “extent” in the phrase “to the extent” means the degree to which a subject or other theory extends and such phrase shall not mean “if.” All currency amounts referenced herein are in United States Dollars unless otherwise specified. The singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate.
(d)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
(e)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP and shall be calculated in a manner consistent with that used in preparing the Financial Statements to the extent that the Financial Statements are prepared in accordance with GAAP.

(f)    Any reference herein to any Law shall be construed as referring to such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time and references to particular provisions of a Law include a reference to the corresponding provisions of any prior or succeeding Law.
(g)    Any reference herein to any Contract shall be construed as referring to such Contract as amended, modified, restated, or supplemented.
(h)    Unless the context shall otherwise require, references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority (other than PEMEX and its Subsidiaries), to any Persons succeeding to its functions and capacities.
(i)    Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context shall otherwise require.
(j)    Reference herein to “default under,” “breach of,” or other expression of similar import shall be deemed to be followed by the phrase “with or without notice or lapse of time, or both.”
(k)    With respect to the Company Group, the term “ordinary course of business” will be deemed to refer to the ordinary conduct of the Company Group’s business in a manner consistent with the past practices of the Company Group.
(l)    Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II.
PURCHASE AND SALE AND CLOSING
Section 2.01    Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, Buyer agrees to purchase from Sellers, and Sellers agree to sell and to convey to Buyer, at the Closing, the Company Interests, in each case, free and clear of all Liens except for Permitted Liens, for the consideration set forth in Section 2.02.
Section 2.02    Payment of Purchase Price. The aggregate purchase price for the Company Interests (the “Purchase Price”), subject to adjustment pursuant to Section 2.07, Section 2.08, Section 2.09, and Section 6.05(f) shall be equal to (i) the Base Purchase Price minus (ii) the Closing Indebtedness. At the Closing, the Purchase Price for the Company Interests shall be paid by Buyer in accordance with Section 2.06(a) (subject to Section 6.05(f)), the Indemnity Holdback Amount shall be retained by Buyer and distributed in accordance with Section 2.06(b) and Section 2.08, and the NET Mexico Expansion Holdback Amount shall be retained by Buyer and distributed in accordance with Section 2.06(c) and Section 2.09.

Section 2.03    Closing. Subject to the satisfaction or, when permissible, waiver of the conditions set forth in Article VII and Article VIII, the consummation of the purchase and sale of the Company Interests (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 811 Main Street, Houston, Texas 77002, at 10:00 A.M. local time, on the third (3rd) Business Day after the last of the conditions set forth in Article VII and Article VIII (other than any such conditions which by their terms are not capable of being satisfied until the Closing) have been satisfied or, when permissible, waived; provided, that without the written consent of Buyer, the Closing shall not occur prior to October 7, 2015.
Section 2.04    Closing Deliveries by Sellers to Buyer. At the Closing, Sellers shall deliver, or shall cause to be delivered, to Buyer:
(a)    a certification of non-foreign status in the form prescribed by Treasury Regulation Section 1.1445‑2(b) with respect to each Seller;
(b)    evidence of the resignations (effective as of the Closing Date) of all managers, officers and directors (in their capacity as such), as applicable, of any Company Group Member other than those (i) who are identified in a written notice delivered by Buyer to the Company at least three (3) Business Days prior to the Closing in accordance with Section 6.07 or (ii) any managers, directors, or officers, as applicable, of NET Mexico nominated or appointed by MGI Enterprises to such position, and evidence of the revocation of all such managers’, officers’, directors’, and other representatives’ signatory authority on behalf of any Company Group Member;
(c)    membership certificates evidencing the Company Interests, free and clear of Liens, duly endorsed in blank or accompanied by powers or other instruments of transfer duly executed in blank;
(d)    the certificates referred to in Section 7.03; and
(e)    customary payoff letters (the “Payoff Letters”) and UCC termination statements in connection with the Payoff Debt at Closing.
Section 2.05    Closing Deliveries to Buyer.
At the Closing, Buyer shall deliver, or cause to be delivered:
(a)    to Sellers, a counterpart signature page duly executed by Buyer to the Assignment Agreements; and
(b)    to Sellers, the certificate referred to in Section 8.03.
Section 2.06    Payments at Closing. At the Closing:
(a)    Buyer shall pay, or cause the Purchase Price to be paid, as follows:

(i)    to the applicable lenders, by wire transfer of immediately available funds, an amount sufficient to pay all amounts owing with respect to the Payoff Debt in accordance with the Payoff Letters;
(ii)    to one or more accounts designated by Sellers in writing two (2) Business Days prior to the Closing, by wire transfer of immediately available funds, an amount equal to the Purchase Price, less the Indemnity Holdback Amount and less the NET Mexico Expansion Holdback Amount (the “Cash Payment”), subject to the adjustments described in Section 2.07.
(b)    Buyer shall retain, in accordance with Section 2.08, the Indemnity Holdback Amount.
(c)    Buyer shall retain, in accordance with Section 2.09, the NET Mexico Expansion Holdback Amount.
Section 2.07    Net Working Capital Adjustments.
(a)    Estimated Closing Statement. Not later than three (3) Business Days prior to the Closing, Sellers shall deliver to Buyer a written closing statement (the “Estimated Closing Statement”) setting forth (i) the Closing Indebtedness and (ii) their good faith estimate of the Net Working Capital as of the Measurement Time (the “Estimated Net Working Capital”), together with a reasonably detailed explanation and supporting detail of the calculation thereof. The Estimated Closing Statement shall be prepared consistently with Schedule B and shall be prepared in good faith. If between the Signing Date and the Closing Date, Sellers close any books of the Company Group, Seller must promptly provide Buyer with updated calculations based on Schedule B reflecting the updated Net Working Capital. Each such interim update must be prepared consistently with Schedule B attached hereto. If the Estimated Net Working Capital is less than the Target Net Working Capital, the Cash Payment shall be reduced by the amount of such difference, and that if the Estimated Net Working Capital is greater than the Target Net Working Capital, the Cash Payment shall be increased by the amount of such difference.
(b)    Final Net Working Capital. Within ninety (90) days after the Closing Date, Buyer shall cause to be prepared consistently with Schedule B and in good faith and delivered to the Sellers’ Representative, a final proposed calculation of the Net Working Capital as of the Closing Date (“Final Net Working Capital Proposal”). The Final Net Working Capital Proposal shall be accompanied by any supporting documentation or other materials reasonably requested by Sellers. If the Sellers’ Representative does not object in writing to the Final Net Working Capital Proposal within thirty (30) days after receipt of same, then the Final Net Working Capital Proposal shall be deemed to have been accepted by the Sellers’ Representative and shall become final and binding. If the Sellers’ Representative timely objects in writing to the Final Net Working Capital Proposal, then the Sellers’ Representative and Buyer shall use reasonable good faith efforts to resolve the dispute within thirty (30) days. If the Sellers’ Representative and Buyer are unable to reach an agreement within such thirty (30)‑day period, then they shall submit the dispute to Ernest & Young or such other nationally recognized accounting firm, mutually agreeable to the Sellers’ Representative and Buyer (the “Neutral Arbitrator”), whose determination of the Net Working Capital as of the Measurement Time shall be made in accordance with this Section 2.07(b) and shall be final and binding. In submitting a dispute to the Neutral Arbitrator under this Section 2.07(b), each party shall prepare a detailed statement in support of their respective calculation of the Net Working Capital as of the Measurement Time. The Neutral Arbitrator shall be required to accept any determinations for which there is agreement between the Sellers’

Representative and Buyer, and will only decide upon matters on which there is a substantive dispute, which shall be decided based only upon the provisions of this Section 2.07(b) and the presentations by the Sellers’ Representative and Buyer (and not upon an independent review). The Neutral Arbitrator will not decide any amount in dispute to be less than the lesser of the amount claimed by either the Sellers’ Representative or Buyer, or to be greater than the greater of the amount claimed by either the Sellers’ Representative or Buyer. The Sellers and the Buyer shall each pay one-half of the Neutral Arbitrator’s fees and expenses in connection with this Section 2.07(b); provided, however, that (i) if the aggregate estimate by Buyer of the disputed amount or amounts differs by ten percent (10%) or more from the determination of the Neutral Arbitrator, then Buyer shall pay the entire amount of such cost, and (ii) if the aggregate estimate by the Sellers’ Representative of the disputed amount or amounts differs by ten percent (10%) or more from the determination of the Neutral Arbitrator, then Sellers shall pay the entire amount of such cost; provided, further, however, if the aggregate estimates by Buyer and the Sellers’ Representative of the disputed amount or amounts differs by ten percent (10%) or more from the determination of the Neutral Arbitrator, then the party whose estimate differs most greatly from the determination of the Neutral Arbitrator shall pay the entire amount of such cost. The value of the Net Working Capital established pursuant to this Section 2.07(b) shall be referred to as the “Final Net Working Capital.”
(c)    If the Final Net Working Capital is less than the Estimated Net Working Capital, the Sellers shall pay the amount of such difference to Buyer based on their respective Pro Rata Shares. If the Final Net Working Capital is greater than the Estimated Net Working Capital, Buyer shall pay the amount of such difference to the Sellers’ Representative. The parties shall make any deliveries or payment required by this Section 2.07(c) within five (5) Business Days after the earlier to occur of the date (i) the parties agree in writing as to the Final Net Working Capital or (ii) the Neutral Arbitrator notifies the parties in writing of its determination of the Final Net Working Capital according to the provisions of this Section 2.07(c). Any payment made pursuant to this Section 2.07(c) shall be treated for all purposes as an adjustment to the Purchase Price.
Section 2.08    Release of Indemnity Holdback Amount.
(a)    Subject to Section 6.05(f), Buyer shall hold the Indemnity Holdback Amount in accordance with the terms and conditions contained herein until the date that is eighteen (18) months following the Closing Date (such date, the “Indemnity Holdback Release Date”), as security for the Sellers’ indemnification obligations under Article XI of this Agreement.
(b)    Subject to Section 6.05(f), the Indemnity Holdback Amount shall be applied, subject to the conditions and limitations provided for in Article XI, (i) to satisfy any indemnification obligations of Sellers under Article XI arising from or relating to Agreed Claims, and (ii) to secure indemnification obligations of the Sellers arising from or relating to Claims as to which Buyer shall have notified the Sellers’ Representative in accordance with Article XI and which are not Agreed Claims (such Claims, “Pending Claims”).

(c)    Subject to Section 6.05(f), on the Indemnity Holdback Release Date, Buyer shall pay to the Sellers’ Representative an amount (the “Net Indemnity Holdback Amount”) equal to (i) the Indemnity Holdback Amount, less (ii) the aggregate amount of all Agreed Claims retained by Buyer pursuant to Section 11.07 (“Retained Indemnity Amounts”), less (iii) the amounts of any Pending Claims. Notwithstanding the Indemnity Holdback Release Date, Buyer shall be entitled to retain, and shall have no obligation to pay to the Sellers’ Representative or any other Person, the Retained Indemnity Amounts, and Buyer shall retain possession of that portion of the Indemnity Holdback Amount that equals the total amount of any Pending Claims until any such Pending Claims are resolved pursuant to the terms hereof. Once all such Pending Claims have been finally resolved pursuant to the terms hereof, Buyer shall deliver to the Sellers’ Representative the remainder of the Net Indemnity Holdback Amount (if any) not retainable by a Buyer Indemnitee to satisfy Agreed Claims upon resolution of such Pending Claims and shall be entitled to retain, as Retained Indemnity Amounts, any portion of the Net Indemnification Holdback Amount required to satisfy any amounts payable to any Buyer Indemnitee with respect to any such Pending Claims that have been resolved as Agreed Claims.
Section 2.09    NET Mexico Expansion Holdback Amount. In order to secure the value associated with the proposed NET Mexico Expansion Projects, Buyer has retained the NET Mexico Expansion Holdback Amount at Closing, which such amount shall be paid, in whole or in part, subject to and in accordance with the terms and conditions set forth in Exhibit C. For the avoidance of doubt, in no event shall Buyer be obligated to pay any amount under this Section 2.09 in excess of the NET Mexico Expansion Holdback Amount.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANY GROUP
Except as set forth in the Disclosure Schedule, each Seller hereby, severally but not jointly, represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:
Section 3.01    Organization; Good Standing.
(a)    Each Company Group Member is a limited liability company or limited partnership duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization, and has all requisite limited liability company or limited partnership power and authority to own and operate the assets now owned or operated by it and conduct its business as it is now being conducted.
(b)    Each Company Group Member is duly qualified or licensed to do business in each other jurisdiction in which the ownership or operation of its assets makes such qualification or licensing necessary, except in any jurisdiction where the failure to be so duly qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c)    True, correct, and complete copies of the Organizational Documents (other than NET Trading) of each Company Group Member have been provided to Buyer.

Section 3.02    Authority. The Company and, for purposes of Section 6.22, NET Trading, have all necessary limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Company and, for purposes of Section 6.22, NET Trading, of this Agreement and such other Transaction Documents have been duly and validly authorized by all necessary limited liability company action on the part of the Company and NET Trading, as applicable. This Agreement has been duly and validly executed and delivered by the Company and, for purposes of Section 6.22, NET Trading, and (assuming due authorization, execution, and delivery by the other Parties hereto) constitutes the legal, valid, and binding obligation of the Company and, for purposes of Section 6.22, NET Trading, enforceable against the Company or NET Trading, as applicable, in accordance with its terms and conditions subject to the Remedies Exception.
Section 3.03    No Conflicts; Consents and Approvals.
(a)    Except as set forth in Section 3.03(a) of the Disclosure Schedule or in connection with any transactions contemplated by the Wind-Down, neither the execution and delivery by the Company of this Agreement or the other Transaction Documents to which it is a party, nor the consummation by the Company of the transactions to be consummated at the Closing will: (i) violate or conflict with any provision of the respective Organizational Documents of the Company Group Members; (ii) violate, result in a breach of, or require consent or notice under any Material Contract or Material Permit, or result in the acceleration of or create in any Person the right to accelerate, terminate, modify or cancel any Material Contract or Material Permit; (iii) assuming receipt of the HSR Approval and all Consents of Governmental Authorities described in Section 3.03(a) of the Disclosure Schedule, violate or result in a violation of any Law to which any Company Group Member is subject; (iv) result in the imposition or creation of any Lien (other than Permitted Liens) on the assets of any Company Group Member or the Company Interests; or (v) pursuant to a preferential purchase right, right of first refusal or offer or buy-sell arrangement, give any Person the right to prevent, impede or delay the Closing under this Agreement or to acquire all or any part of the Company Interests or a material portion of the assets or business of any Company Group Member, except, in the case of clauses (ii), (iii), (iv), and (v), as would not be material to the Company Group, taken as a whole.
(b)    No Consent of, with or to any Governmental Authority is required to be obtained or made by any Company Group Member in connection with the execution and delivery by the Company of this Agreement or the other Transaction Documents to which it is a party or the consummation of the transactions to be consummated at the Closing, other than (i) the HSR Approval, (ii) requirements of any applicable securities Laws, (iii) Consents set forth in Section 3.03(b) of the Disclosure Schedule, (iv) Consents that, if not obtained or made, would not be material to the Company Group, taken as a whole, (v) Consents not required to be made or given until after the Closing, (vi) requirements applicable as a result of the specific legal or regulatory status of Buyer or any of its Affiliates or as a result of any other facts that specifically relate to the business or activities in which Buyer or any of its Affiliates are or propose to be engaged (other than the business of the Company Group), or (vii) Consents required in connection with the Wind-Down.

Section 3.04    Company Interests; Company Group Interests.
(a)    The Company Interests constitute all of the issued and outstanding membership interests in the Company. The Company Interests have been duly authorized, validly issued and are fully paid and, subject to the Laws of the State of Delaware, non-assessable and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, or other similar right. Except as set forth in Section 3.04 of the Disclosure Schedule , there are no outstanding or authorized equity appreciation, phantom stock, profit participation, preemptive rights, registration rights, approval rights, proxies, rights of first refusal, or similar rights affecting the Company Interests.
(b)    With the exception of the MGI Interests, the Company Group Interests constitute all of the issued and outstanding Equity Interests in the Company Group Members. The Company Group Interests have been duly authorized, validly issued and are fully paid and, subject to the Laws of the State of Delaware or the State of Texas, as applicable, non-assessable and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, or other similar right. There are no outstanding or authorized equity appreciation, phantom stock, profit participation, preemptive rights, registration rights, approval rights, proxies, rights of first refusal, or similar rights affecting the Company Group Interests.
Section 3.05    Capitalization.
(a)    Section 3.05(a) of the Disclosure Schedule sets forth for each Company Group Member (other than NET Trading) (i) its legal name and form of organization, (ii) its jurisdiction of organization, and (iii) the Equity Interests of such Company Group Member owned by Sellers, the Company or any other Company Group Member or any other Person.
(b)    Except as set forth in Section 3.05(a) of the Disclosure Schedule and excluding any Equity Interests of NET Trading, which will not be owned by a Company Group Member as of immediately prior to Closing, no Company Group Member, directly or indirectly, owns any Equity Interests in any Person.
(c)    Except as set forth in Section 3.05(c) of the Disclosure Schedule and for this Agreement and any agreement to be entered into in connection with the Wind-Down, no Company Group Member is a party to any (i) Contract obligating such Company Group Member to sell, transfer, or otherwise dispose of Equity Interests in any other Company Group Member, (ii) voting trust, proxy, or other agreement or understanding with respect to the voting of Equity Interests in any other Company Group Member, or (iii) any Contracts obligating any Company Group Member to redeem, purchase or acquire in any manner any Equity Interests of a Company Group Member or any securities that are convertible, exercisable, or exchangeable into an Equity Interest of a Company Group Member.
Section 3.06    Financial Statements.
(a)    True, correct, and complete copies of (x) the audited consolidated balance sheet of the Company Group as of December 31 in each of the years 2012, 2013, and 2014, together with the related audited statements of income and retained earnings, members’ equity and cash flows for the periods then ended, and the related notes thereto, accompanied by the report thereon of PricewaterhouseCoopers LLP

(the “Audited Financial Statements”), and (y) the unaudited consolidated balance sheet of the Company Group as of May 31, 2015 (the “Balance Sheet Date”), together with the related statements of income and retained earnings, members’ equity, and cash flows for the five (5) month period then ended (the “Unaudited Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”) have been provided to Buyer. The Financial Statements, together with the notes thereto, (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as otherwise set forth in the notes thereto), (ii) fairly present in all material respects the consolidated financial position, members’ equity and cash flows of the Company Group and the consolidated results of the operations of the Company Group as of the dates thereof and for the respective periods set forth therein (except that the unaudited Financial Statements do not contain all notes required by GAAP and are subject to normal and recurring year-end audit adjustments), and (iii) have been prepared from, and are in accordance with, the Books and Records of the Company in all material respects; provided, that for the avoidance of doubt, the Financial Statements do not address the discontinued operations relating to the Wind-Down.
(b)    There are no debts, obligations or Liabilities of the Company Group of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than any such debts, obligations, or Liabilities (i) reflected or reserved against on the Financial Statements (or the notes thereto), (ii) incurred by the Company Group since the Balance Sheet Date in the ordinary course of business or in connection with the Wind-Down, or (iii) that would not have or reasonably be expected to have a Material Adverse Effect.
(c)    None of Sellers and no Company Group Member has received written notice from any Governmental Authority concerning noncompliance with, or deficiencies in, the Company Group’s financial reporting practices. To the Knowledge of the Sellers, except to the extent any such items arise in connection with the Wind-Down, there are no significant deficiencies, including material weaknesses, in the design or operation of internal controls over the Company Group’s financial reporting as required under applicable Law.
Section 3.07    Absence of Changes. Since the Balance Sheet Date and through the date hereof, except as set forth in Section 3.07 of the Disclosure Schedule or in connection with the Wind-Down, (a) the business of the Company Group has been conducted in the ordinary course of business in all material respects, (b) there has not been any change, event, occurrence or development relating to the Company Group that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (c) the Company Group has not taken any action that the Company Group would be prohibited from freely taking pursuant to Section 6.01 if such action had been taken after the date hereof.
Section 3.08    Compliance with Applicable Laws. Except for Permits (which are addressed exclusively in Section 3.09), Laws relating to regulatory status (which are addressed exclusively in Section 3.14), Environmental Laws (which are addressed exclusively in Section 3.15), Laws relating to Taxes (which are addressed exclusively in Section 3.16), Laws relating to employee matters (which are addressed exclusively in Section 3.19), and the FCPA and other Anti-corruption Laws and the Trade Laws (which are addressed in Section 3.22), and except as set forth in Section 3.08 of the Disclosure Schedule, no Company Group Member is in violation of any Law applicable to its business or operations, except for violations as would not be material to the Company Group, taken as a whole.

Section 3.09    Permits. Except for any Permits held by NET Trading to the extent they cannot be or are not transferred in connection with the Wind-Down, the Company Group Members have all material Permits required to conduct the business of the Company Group as currently conducted and operated. All material Permits that are material to the operation of the Company Group’s business are set forth in Section 3.09 of the Disclosure Schedule (the “Material Permits”). Each Material Permit (except for any Permits held by NET Trading to the extent they cannot be or are not transferred in connection with the Wind-Down) is in full force and effect and the applicable Company Group Member is in compliance in all material respects with all its obligations with respect thereto. All fees and charges with respect to the Material Permits as of the date hereof have been paid in full, except where such failure to do so would not be material. There are no Actions pending or, to Sellers’ Knowledge, threatened which would reasonably be expected to result in the revocation or termination of any Material Permit and no Company Group Member has received notice of any material violation of any Material Permits that remains uncured. No representation or warranty with respect to any Environmental Permits is made in this Section 3.09, to the extent such Environmental Permits are addressed in Section 3.15.
Section 3.10    Intellectual Property. Section 3.10 of the Disclosure Schedule sets forth a true, complete, and correct list and description of all material owned Intellectual Property of the Company Group (the “Company Intellectual Property”) and a complete list of all licenses granted by or to the Company Group with respect to any material Intellectual Property used or owned by the Company Group (for this purpose, excluding (a) so-called “off-the-shelf” products and “shrink wrap” software licensed to the Company Group in the ordinary course of business and (b) any such licenses in which the Company Group expects to spend less than $250,000 in the 2015 calendar year). Except for any license held by NET Trading to the extent it cannot be or is not assigned in connection with the Wind-Down, the Company Group owns or has a valid license to all material Intellectual Property necessary to conduct the business of the Company Group as currently conducted. No Person other than the Company Group and NET Trading owns or has any other right in or to, or has claimed any ownership or other right in or to, any Company Intellectual Property which is material to the Company Group’s business as currently conducted. The Company Group and NET Trading has sole and full right, title, and interest to the Company Intellectual Property, free and clear of all Liens. Other than any Company Intellectual Property held by NET Trading to the extent it cannot be or is not assigned in connection with the Wind-Down, the Company Group may use, sell, assign, transfer, license, and encumber all of the Company Intellectual Property after the Closing to the same extent as the Company Group had the right, power, and authority to use, sell, assign, transfer, license, and encumber the Company Intellectual Property prior to the Closing, without Liens of third parties. To the Knowledge of the Sellers, none of Sellers or the Company Group is violating, infringing, diluting, or misappropriating the rights or property of any other Person in any Intellectual Property in any material respect. None of Sellers or the Company Group nor any of their Representatives is currently in receipt of any notice as of the date hereof of any such violation. To the Knowledge of the Sellers, no Person is violating, infringing, diluting, or misappropriating any right, title, or interest of the Company Group with respect to the Company Intellectual Property in any material respect.

Section 3.11    Litigation; Orders. Except as set forth in Section 3.11 of the Disclosure Schedule and as would not be material to the Company Group, taken as a whole, (a) there are no Actions pending or, to Sellers’ Knowledge, threatened against any Company Group Member or any of the assets of any Company Group Member before any Governmental Authority and (b) there are no outstanding Orders to which any Company Group Member is a party or by which it is bound.
Section 3.12    Insurance. Set forth in Section 3.12 of the Disclosure Schedule is a true, correct, and complete list of all risk property, general liability, time element (sudden & accidental) pollution liability, contractors pollution liability, automobile liability, workers’ compensation and employer’s liability, umbrella/excess liability, EDP, and directors’ and officers’ liability (including EPL, Fiduciary & Crime) insurance policies held by any Company Group Member (including for purposes of this Section 3.12, NET Trading) (collectively, the “Group Insurance Policies”). Section 3.12 of the Disclosure Schedule includes the limits, deductibles, premium, and policy period with respect to each Group Insurance Policy. True, correct, and complete copies of all Group Insurance Policies have been provided by Sellers to Buyer. The Group Insurance Policies are in such amounts, with such deductibles, on such terms and covering such risks as are sufficient for compliance with the Contracts to which any Company Group member is a party. To Sellers’ Knowledge, all of the material Group Insurance Policies are in full force and effect and no Company Group Member is in material default with respect to its respective obligations under any such Group Insurance Policies. As of the date hereof, no claim in excess of $100,000 by the Company Group, or, to the Knowledge of the Sellers, by any other Person, is outstanding under any of the Group Insurance Policies as to which coverage has been denied or disputed by the underwriters or issuers of such Group Insurance Policy, and no carrier of any Group Insurance Policy has asserted any denial of coverage during the last twelve (12) months ending on the date hereof. Neither the Company Group nor Sellers have been refused any material insurance with respect to their operations or assets during the last twelve (12) months ending on the date hereof. As of the date hereof, all premiums due with respect to the Group Insurance Policies have been paid (other than retroactive premiums that may be payable with respect to comprehensive general liability and worker’s compensation insurance policies).
Section 3.13    Real Property.
(a)    Except as set forth in Section 3.13(a) of the Disclosure Schedule, (x) the applicable Company Group Member has (i) good and valid title to, or valid rights to use, all of the Real Property and (ii) good and valid title to all personal property used in the ordinary operation of the business of the Company Group as it is currently conducted, in each case of clauses (i) and (ii), free and clear of all Liens (other than Permitted Liens), and (y) the Pipelines, to the extent located on lands owned by third parties, are covered by recorded Easements or leasehold rights in favor of a Company Group Member. True, correct, and complete copies of all material Leases and recorded Easements affecting the Real Property have been provided to Buyer.
(b)    The Real Property and the personal property of the Company Group constitute all assets that are used or necessary for use in connection with the operation of the business of the Company Group in the ordinary course as currently conducted.

(c)    To the Sellers’ Knowledge, no condemnation proceeding is pending with respect to any Real Property (except any such proceeding where a Seller or a Company Group Member is the condemnor) which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(d)    (i) No Company Group Member has received any written notice of material breach of default under, or termination of, any material Lease for any Real Property or any Easement to which it is a party and (ii) no Company Group Member and, to the Sellers’ Knowledge, no other party thereto is in breach or violation of or default under, and, to the Sellers’ Knowledge, no event has occurred which with notice or lapse of time or both would constitute any such breach or violation of, or default under, any such material Lease for any Real Property or any such Easement, except as would not have a Material Adverse Effect.
(e)    Except as set forth in Section 3.13(e) of the Disclosure Schedule, to the Sellers’ Knowledge, the Pipelines and the Real Property are maintained and operated by the Company Group in a good and workmanlike manner in accordance with customary practices in the midstream industry in the area in which the Pipelines are located, and have been in continuous operation, except for temporary cessations for the performance of maintenance, repair, replacement, modification, improvement or expansion.
(f)    Except as set forth in Section 3.13(f) of the Disclosure Schedule and as would not be material to the Company Group, taken as a whole, the Sellers do not have any Knowledge that:
(i)    the Real Property or any material portion thereof or any improvements, or the uses conducted therein or thereon, violate any Law or Order;
(ii)    there are any pending or threatened public improvements or special assessments that would affect the Real Property or any portion of the Pipelines; and
(iii)    except as set forth in the Leases or with respect to the Easements, there are no rents, royalties, fees or other amounts, including surface damages currently due or payable by the Company Group in connection with the Leases or the Easements.
Section 3.14    Regulatory Status. Except as set forth in Section 3.14 of the Disclosure Schedule, (a) none of the Company Group Members is a “natural-gas company” under the Natural Gas Act of 1938, and (b) none of the Company Group Members provides transportation or storage services pursuant to Section 311(a) of the Natural Gas Policy Act of 1978. Each of the Pipelines is an intrastate gas pipeline and does not provide interstate natural gas transportation service, except that Eagle Ford Midstream, LP and NET Mexico are each intrastate pipelines that provide gas transportation service under Section 311 of the National Gas Policy Act of 1978.
Section 3.15    Environmental Matters.
(a)    Except as set forth in Section 3.15 of the Disclosure Schedule:

(i)    the Company Group is in compliance with all applicable Environmental Laws in all material respects, including timely possessing and complying in all material respects with the terms and conditions of all Environmental Permits required for the operation of the Pipelines as currently conducted;
(ii)    no Company Group Member has received from any Governmental Authority any written notice of violation or alleged violation by any Company Group Member of, or non-compliance by any Company Group Member with, or Liability or potential or alleged Liability of any Company Group Member pursuant to, any Environmental Law involving the operations of the Pipelines other than notices with respect to matters that have been resolved to the satisfaction of any relevant Governmental Authority or for which such Company Group Member has no further material obligations outstanding;
(iii)    no Company Group Member is subject to any outstanding, or, to Sellers’ Knowledge, threatened in writing, Order that would impose a material Liability under Environmental Laws with respect to the Pipelines;
(iv)    there has not been any material Release of Hazardous Material on or from any Real Property in violation of any Environmental Laws or in a manner that would reasonably be expected to give rise to a material remedial or corrective action obligation on the part of any Company Group Member pursuant to Environmental Laws;
(v)    to Sellers’ Knowledge, there are no polychlorinated biphenyls that require a material remediation or cleanup on any parcel of Real Property; and
(vi)    there are no Liens (other than Permitted Liens) arising under applicable Environmental Laws that encumber any of the Pipelines.
(b)    Sellers have made available to Buyer true, correct, and complete copies of (i) all environmental assessment and audit reports and other material environmental studies prepared within the last three (3) years, and (ii) all Environmental Permits, in each case, relating to the Real Property and that are in the possession of the Company Group.
(c)    Notwithstanding anything to the contrary in this Agreement, this Section 3.15 shall constitute the sole and exclusive representations of Sellers and the Company with respect to environmental matters, including any and all Liabilities arising under applicable Environmental Laws.
Section 3.16    Taxes. Except as set forth in Section 3.16 of the Disclosure Schedule:
(a)    All Tax Returns required to be filed by the Company Group Members have been duly and timely filed. Each such Tax Return is true, correct, and complete in all material respects. All Taxes required to be paid by any Company Group Member (whether or not shown as due on such Tax Returns) have been timely paid in full and all accrued and unpaid Taxes as of the Closing Date will not exceed such provision or reserve for Taxes as adjusted for operations and transactions through the Closing Date in accordance with past practice of the Company Group Members in filing their Tax Returns. All withholding Tax requirements imposed on any Company Group Member have been satisfied in all material respects. There are no Liens (other than Permitted Liens) on any of the assets of any Company Group Member that arose in connection with any failure (or alleged failure) to pay any Tax.
(b)    There is not in force any extension of time with respect to the due date for the filing of any Tax Return required to be filed by any Company Group Member or any waiver of the limitations period or agreement for any extension of time for the assessment or collection of any material Tax due from any Company Group Member. There is no Tax Claim in progress, pending or, to Sellers’ Knowledge, threatened against any Company Group Member. No claim has been made by any Taxing Authority in a jurisdiction where any Company Group Member does not file Tax Returns that such Company Group Member may be subject to taxation by such jurisdiction.
(c)    There is no Tax sharing, allocation, indemnity, or similar Contract that will require any payment be made by any Company Group Member after the Closing Date to any Person who is not a Company Group Member, and no Company Group Member is liable for the Taxes of any other Person (other than another Company Group Member) by virtue of Treasury Regulation Section 1.1502‑6, or any similar provision of state, local, or foreign applicable Law as a transferee or successor by contract or otherwise.
(d)    No Company Group Member has made an election to change its default entity classification under Treasury Regulation Section 301.7701‑3. Since its date of organization, the Company has been classified as a partnership or disregarded as an entity separate from each Seller for U.S. federal income tax purposes, and each other Company Group Member has been classified as a partnership or disregarded as an entity separate from the Company for U.S. federal income tax purposes.
(e)    No Company Group Member has (i) been a party to or a promoter of a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) or (ii) engaged or participated, within the meaning of Treasury Regulation Section 1.6011-4(c)(3), in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(f)    No Company Group Member will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the applicable Closing Date as a result of (i) change in method of accounting for a taxable period ending prior to the applicable Closing Date, including by reason of the application of Section 481 of the Code (or an analogous provision of state, local or foreign Law), (ii) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the applicable Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the applicable Closing Date, or (iv) prepaid amount received on or prior to the applicable Closing Date.
(g)    No member of NET Mexico is a “tax-exempt person” within the meaning of Code §168(h), and no “tax-exempt person” has ever owned a direct interest in NET Mexico, except as disclosed in Federal Forms 1065 provided by Sellers.

Section 3.17    Material Contracts.
(a)    Section 3.17(a) of the Disclosure Schedule sets forth a true, correct, and complete list of each of the following Contracts (including any amendment, supplement or modification thereto) to which any Company Group Member is a party or by which any of their assets are bound as of the Signing Date (the Contracts listed in Section 3.17(a) of the Disclosure Schedule, collectively “Material Contracts”):
(i)    each Contract for the provision of services relating to gathering, compression, collection, processing, treating, or transportation of natural gas or other hydrocarbons involving annual revenues in excess of $1,000,000;
(ii)    each Contract that constitutes a pipeline interconnect or facility operating agreement;
(iii)    each Contract involving a remaining commitment to pay capital expenditures in excess of $1,000,000 in the aggregate;
(iv)    each Contract for the lease of personal property involving aggregate payments in excess of $1,000,000 during the twelve (12)‑month period following the Signing Date;
(v)    each Lease involving aggregate payments in excess of $1,000,000 during the twelve (12) month period following the Signing Date;
(vi)    each master agreement and confirmation with respect to each Trading Contract that has active trades as of August 1, 2015;
(vii)    each Affiliate Contract that will survive the Closing;
(viii)    each partnership or joint venture agreement or similar Contract involving a sharing of profits;
(ix)    each Contract that provides for a limit on the ability of any Company Group Member to compete in any line of business or in any geographic area during any period of time after the Closing;
(x)    each Contract that contains a “most favored nation” provision or a material limitation on price increases;
(xi)    each Contract guaranteeing or evidencing Indebtedness, whether secured or unsecured, including all loan agreements, line of credit agreements, indentures, mortgages, promissory notes, and agreements concerning long and short-term debt, together with all security agreements or other similar agreements related to or binding on the assets of the Company Group;
(xii)    Contracts imposing non-competition obligations on the Company Group;

(xiii)    each employment Contract with a base salary equal to or in excess of $250,000;
(xiv)    Contracts entered into at any time within the three (3) year period prior to the Signing Date pursuant to which the Company Group acquired another operating business and has any remaining indemnification obligations or rights;
(xv)    Contracts with any Person for maintenance of equipment or other assets of the Company Group, involving expected aggregate payments in excess of $1,000,000 during the twelve (12) month period following the Signing Date, other than such Contracts cancelable on thirty (30) days or less notice without penalty;
(xvi)    each collective bargaining agreement or other Contract to or with any labor unions or other employee representatives or groups of employees;
(xvii)    each Contract with a Governmental Authority; and
(xviii)    any Contract involving aggregate payments or receipts in excess of $1,000,000 during the twelve (12)‑month period following the Signing Date that cannot be terminated by such Person or the Company Group, as applicable, upon sixty (60) days or less notice without payment of a material penalty or other material Liability.
(b)    True, correct, and complete copies of all Material Contracts have been provided to Buyer; provided, that for the avoidance of doubt, with respect to the Trading Contracts included in the definition of Material Contracts, Sellers have only provided each master agreement and confirmation with respect thereto.
(c)    Except to the extent terminated in connection with the Wind-Down or not assigned to the Company Group, each of the Material Contracts is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of the applicable Company Group Member and, to the Sellers’ Knowledge, the counterparties to such Material Contracts, subject, in each case, to the Remedies Exception. No Company Group Member, nor to Sellers’ Knowledge, any of the other parties thereto is in breach or violation of or default under, and no event has occurred which with notice or lapse of time or both would constitute any such a breach or violation of or default under, or permit termination, modification, or acceleration by such other parties of, such Material Contract, except (i) for breaches, violations, or defaults as would not be material to the Company Group, taken as a whole, and (ii) that, in order to avoid a breach or violation of, or default under any Material Contract, the Consent of such other parties may be required in connection with the transactions contemplated hereby. The Company has not received any written notice of a breach of a Material Contract by any third party thereto.
Section 3.18    Trading.
(a)    The Company Group has established risk parameters, limits, and guidelines (the “Trading Guidelines”) to restrict the level of risk that the Company Group is authorized to take with respect to the net position resulting from physical and financial commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions, and derivatives thereof and similar transactions (the “Net

Position”). The Company has made a true, correct, and complete copy of the Trading Guidelines available to Buyer.
(b)    As of the Signing Date, the Net Position is within the risk parameters that are set forth in the Trading Guidelines, and the exposure of the Company Group to the Net Position is not material to the Company Group, taken as a whole.
(c)    Section 3.18(c) of the Disclosure Schedule sets forth a summary of the Net Position as of the Signing Date.
(d)    Except as set forth in Section 3.18(d) of the Disclosure Schedule, no Company Group Member has received within the last five (5) years, written notice of any investigation by a Governmental Authority or Exchange responsible for the enforcement of trading activities and, to the Sellers’ Knowledge, no such investigation has been threatened or is pending.
Section 3.19    Employees and Labor Matters. Except as set forth in Section 3.19 of the Disclosure Schedule, with respect to all employees of the Company Group and, with respect to clauses (b) - (e) of this Section 3.19, except as would not result in material liability to the Company or Company Group Member:
(a)    no employee of the Company Group is represented by a union or other collective bargaining entity as of the Signing Date;
(b)    there has not occurred, nor, to the Sellers’ Knowledge, has there been threatened, a labor strike, request for representation, work stoppage, or lockout by any employee of the Company Group;
(c)    no Company Group Member has received written notice of any charges with respect to any employee of the Company Group before any Governmental Authority responsible for the prevention of unlawful employment practices;
(d)    no Company Group Member has received within the last two (2) years, written notice of any investigation by a Governmental Authority responsible for the enforcement of labor or employment regulations and, to Sellers’ Knowledge, no such investigation has been threatened or is pending;
(e)    for the preceding five (5) years, the Company Group has complied with all labor and employment Laws; and
(f)    all Persons who provide services to the Company or any Company Group Member have been properly classified as exempt or non-exempt under the Fair Labor Standards Act and similar state Laws and as employees or independent contractors for all purposes, including Tax, employment Law, and Employee Benefit Plan purposes.
Section 3.20    Employee Benefits.
(a)    Section 3.20(a) of the Disclosure Schedule sets forth each employment, deferred compensation, change in control, retention, termination, incentive and bonus plan, agreement, program,

policy, or other such arrangement and Employee Benefit Plan that the Company Group maintains or to which any Company Group Member contributes or is a participating employer for the benefit of any employee of any Company Group Member (collectively, the “Company Benefit Plans”). With respect to each Company Benefit Plan (and each related trust, insurance contract, or fund), Sellers have made available to Buyer true, correct, and complete copies of all plan documents and summary plan descriptions, the most recent determination letter (or opinion letter) received from the IRS, the most recent Form 5500 Annual Report, and the most recent actuarial report, in each case, as applicable.
(b)    (i) Each Company Benefit Plan (and each related trust, insurance contract, or fund) has been administered and operated in all material respects in accordance with the terms of the applicable controlling documents and with the applicable provisions of ERISA, the Code and all other applicable Laws, and (ii) each Company Benefit Plan that is an Employee Pension Benefit Plan and that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has either received or applied for (or has time remaining to apply for) a favorable determination letter (or, in the case of a prototype plan, an opinion letter) from the IRS within the applicable remedial amendment periods and no amendments have been made to any such Company Benefit Plan following the receipt of a determination letter that would reasonably be expected to jeopardize such plan’s qualified status. Neither the Company nor any Company Group Member has engaged in a transaction as of the date hereof which would subject the Company or any Company Group Member to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material.
(c)    No Company Benefit Plan and no Employee Benefit Plan maintained, sponsored, or contributed to by any Company Group Member is or has been subject to the minimum funding requirements of Section 412 of the Code or subject to Title IV of ERISA. Neither the Company nor any Company Group Member has ever participated in or been required to make contributions or incurred any liability to a multiemployer plan under Section 4001(a)(3) of ERISA.
(d)    No Company Group Member maintains or contributes to or has ever maintained or contributed to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses, or their dependents other than in accordance with Section 4980B of the Code (or other law similar thereto) or as provided in connection with the payment of the severance benefits set forth in Section 3.20(d) of the Disclosure Schedule.
(e)    There are no unresolved claims or disputes under the terms of, or in connection with, any Company Benefit Plan (other than routine claims for benefits).
(f)    All contributions and premium payments in respect of any Company Benefit Plan have been timely made and there are no contributions or premium payments that are past due and owing.
Section 3.21    Investigations. Except as otherwise set forth in Section 3.21 of the Disclosure Schedule, there are, to Sellers’ Knowledge, no investigations by any Governmental Authority pending or threatened with respect to any Company Group Member.

Section 3.22    Anti-Corruption Laws; Trade Laws.
(a)    None of Sellers, the Company Group, or to Sellers’ Knowledge, any of their respective Representatives, is in violation of any state or federal bribery or anti-corruption Law applicable in any jurisdiction in which the Company Group conducts business, including state commercial bribery Laws, local, state, and federal procurement and anti-corruption Laws of both the United States of America and the United Mexican States, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations promulgated thereunder (the “FCPA”), the Ley Federal Anticorrupción en Contrataciones Públicas of the United Mexican States, and Laws and regulations arising out of the Sistema Nacional Anticorrupción of the United Mexican States or any other anti-corruption Law applicable in any jurisdiction in which the Company Group conducts business (collectively “Anti-corruption Laws”). No Action, request for information, or subpoena is currently pending or, to Sellers’ Knowledge, threatened, concerning any actual, alleged, or suspected violation of the Anti-corruption Laws, that involves the Company Group, the employees of the Company Group, the Representatives of the Company Group, or any activities or operations of the Company Group. The transactions of the Company Group have been and are accurately and fairly reflected on their respective Books and Records in compliance with the FCPA and any other Anti-corruption Laws applicable in any jurisdiction in which the Company Group conducts business, and the Company Group maintains policies and procedures designed to promote compliance with the FCPA and any other Anti-corruption Laws applicable in any jurisdiction in which the Company Group conducts business.
(b)    None of the Company Group nor, to Sellers’ Knowledge, any Representative thereof has offered or given, and, to Sellers’ Knowledge, no Person has unlawfully offered or given on the Company Group’s or Sellers’ behalf, anything of value to: (i) any official of a Governmental Authority, any political party or official thereof, or any candidate for political office; (ii) any customer or member of any Governmental Authority; or (iii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given, or promised, directly or indirectly, to any customer or member of any Governmental Authority or any candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (y) inducing such Person to use such Person’s influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist the Company Group in obtaining or retaining business for, with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback, or illegal or improper payment to assist the Company Group in obtaining or retaining business for, with, or directing business to, any Person.
(c)    To Sellers’ Knowledge, none of Sellers, the Company Group, or any of their respective Representatives, is in violation of any import or customs Law, export Law, or sanctions Law of the United States of America or the United Mexican States, including the U.S. Tariff Act of 1930, the Customs Duties regulations, the Export Administration Act, the Export Administration Regulations, the Arms Control Export Act, the International Traffic in Arms Regulations, the Foreign Assets Control Regulations, the International Emergency Economic Powers Act, and the Trading with the Enemy Act, and all similar Laws of the United Mexican States (collectively “Trade Laws”). No Action, request for information, or subpoena is currently pending or, to Sellers’ Knowledge, threatened, concerning any actual, alleged, or suspected violation of the Trade Laws, that involves the Company Group, the employees of the Company Group, the Representatives of the Company Group, or any activities or operations of the Company Group.
(d)    The Company Group maintains policies and procedures designed to promote compliance with the Trade Laws applicable in any jurisdiction in which the Company Group conducts business.
Section 3.23    Affiliate Transactions. Except as otherwise set forth in Section 3.23 of the Disclosure Schedule or in order to consummate the transactions contemplated by the Wind-Down, no officer or manager of the Company Group, no Person with whom any such officer or manager has any direct or indirect relation by blood, marriage, or adoption, no entity in which any such officer, manager, or Person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by all such officers, managers, and Persons in the aggregate), no Affiliate of any of the foregoing and no current or former Affiliate of any Company Group Member has any interest in: (a) any Contract, arrangement, or understanding with, or relating to, the Company Group or the properties or assets of the Company Group; (b) any loan, arrangement, understanding, agreement, or Contract for, or relating to the Company Group or the properties or assets of the Company Group; or (c) any property (real, personal, or mixed), tangible or intangible, used or currently intended to be used by the Company Group.
Section 3.24    Tangible Personal Property. Except as would not be material to the Company Group, taken as a whole, or in connection with any such assets to the extent they cannot be or are not transferred from NET Trading in the Wind-Down, (i) each Company Group Member, as applicable, is vested with title, free and clear of all Liens (other than Permitted Liens), or, in the case of leased items, to the Knowledge of Sellers, good, valid, and enforceable leasehold title to, each material item of equipment, machinery, car, truck, trailer, and each other material item of tangible personal property used or held for use by the Company Group (the “Material Tangible Personal Property”) and (ii) each such item of Material Tangible Personal Property is in good working order and repair, has been since the Balance Sheet Date operated and maintained in the ordinary course of business of the Company Group (normal wear and tear excepted), and remains in adequate condition for use consistent with past practices of the Company Group.
Section 3.25    Pipeline Rights of Way. Other than sales or assignments to customers or in connection with any Company Group Financing Documents, the Company Group has not sold or assigned any Easement or right of way, in whole or in part, or any undivided interest therein to any party whatsoever currently required in connection with the operation of the Pipeline.
Section 3.26    Pipeline Matters. Section 3.26 of the Disclosure Schedule sets forth monthly historical throughput data with respect to the Pipelines for the period of January 1, 2014 through April 30, 2015, including volume information. Since April 30, 2015, there has not been a material change in the throughput volumes.
Section 3.27    Broker’s Commissions. Except as set forth in Section 3.27 of the Disclosure Schedule, no Company Group Member has, directly or indirectly, entered into any Contract with any Person that would obligate Buyer or any Company Group Member or any of their respective Affiliates to pay any commission, brokerage fee, or “finder’s fee” in connection with the transactions contemplated hereby.
Section 3.28    Settlement Agreement. All conditions precedent to the Settlement Agreement have been satisfied and the Settlement Agreement is in full force and effect in all respects, subject to the Remedies Exception.
Section 3.29    Incentive Pool. Sellers may elect to make payments in satisfaction of any obligations to the Key Management Members and some or all of the remaining employees of the Company Group with respect to pre-Closing services from such Key Management Members and other employees to Sellers.  In the event direct or indirect payments are made in satisfaction of such obligations, such payments shall be made in compliance with any and all obligations that Sellers may have to such individuals and any and all applicable Laws.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as set forth in the Disclosure Schedule, each Seller hereby, severally, and not jointly, represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:
Section 4.01    Organization; Good Standing. Such Seller is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization.
Section 4.02    Authority. Such Seller has all necessary corporate, limited liability company, or limited partnership power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by such Seller of this Agreement and such other Transaction Documents, have been duly and validly authorized by all necessary corporate, limited liability company, or limited partnership action on the part of such Seller. This Agreement has been duly and validly executed and delivered by such Seller and (assuming due authorization, execution, and delivery by the other Parties) constitutes the legal, valid, and binding obligation of such Seller enforceable against such Seller in accordance with its terms and conditions subject to the Remedies Exception.
Section 4.03    No Conflicts.
(a)    Except as set forth in Section 4.03(a) of the Disclosure Schedule, neither the execution and delivery by such Seller of this Agreement or the other Transaction Documents to which it is a party, nor the consummation by such Seller of the transactions to be consummated at the Closing will: (i) violate or conflict with any provision of the Organizational Documents of such Seller; (ii) violate, result in a breach of, or require consent or notice under any material Contract to which such Seller is a party or by which any of its assets are bound, or result in the acceleration of or create in any Person the right to accelerate, terminate, modify, or cancel any such material Contract; (iii) assuming receipt of the HSR Approval and all Consents of Governmental Authorities described in Section 4.03(b) of the Disclosure Schedule, violate, or result in a violation of any Law to which such Seller is subject; (iv) result in the imposition or creation of any Lien (other than Permitted Liens) on the assets of such Seller or the Company Interests owned by such Seller; or (v) pursuant to a preferential purchase right, right of first refusal or offer, or buy-sell arrangement, give any Person the right to prevent, impede or delay the Closing under this Agreement or to acquire all or any part of the Company Interests or a material portion of the assets or business of such Seller, except, in the case of clauses (ii), (iii), (iv), and (v), as would not be material to the Company Group, taken as a whole.
(b)    No Consent of, with or to any Governmental Authority is required to be obtained or made by such Seller in connection with the execution and delivery by such Seller of this Agreement or the other Transaction Documents to which it is a party or the consummation of the transactions to be consummated at the Closing, other than (i) the HSR Approval, (ii) requirements of any applicable securities Laws, (iii) Consents set forth in Section 4.03(b) of the Disclosure Schedule, (iv) Consents not required to be made or given until after the Closing, or (v) requirements applicable as a result of the specific legal or regulatory status of Buyer or any of its Affiliates or as a result of any other facts that specifically relate to the business or activities in which Buyer or any of its Affiliates are or propose to be engaged (other than the business of the Company Group).
Section 4.04    Ownership of the Company Interests.
(a)    Such Seller owns the Company Interests reflected to be owned by it in Section 4.04(a) of the Disclosure Schedule beneficially and of record, free and clear of all Liens other than those (i) as may be created by this Agreement, (ii) as may be set forth in the Company’s Organizational Documents, (iii) arising from restrictions on the sale of securities under applicable securities Laws, and (iv) securing the Indebtedness of the Company Group. Except as set forth on Schedule 4.04(a), as of the Closing Date, the Company Interests of such Seller will be free and clear of all Liens. The Company Interests set forth in Section 4.04(a) of the Disclosure Schedule, collectively, constitute one-hundred percent (100%) of the issued and outstanding Equity Interests of the Company.
(b)    Except as set forth in Section 4.04(b) of the Disclosure Schedule and for this Agreement, such Seller is not a party to any (i) Contract obligating such Seller to sell, transfer, or otherwise dispose of Equity Interests in any Company Group Member, or (ii) voting trust, proxy, or other agreement or understanding with respect to the voting of Equity Interests in any Company Group Member.
Section 4.05    Litigation; Orders. There are no Actions pending or, to such Seller’s Knowledge, threatened against such Seller before any Governmental Authority. There are no outstanding Orders to which such Seller is a party, to which it is subject, or by which it is bound, in each case, except as would not be expected to prevent, materially impede or materially delay the ability of such Seller to timely consummate the transactions to be consummated at the Closing.
Section 4.06    Broker’s Commissions. Such Seller has not, directly or indirectly, entered into any Contract with any Person that would obligate Buyer, any Company Group Member, or any of their respective Affiliates to pay any commission, brokerage fee, or “finder’s fee” in connection with the transactions contemplated hereby.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth in the Disclosure Schedule, Buyer hereby represents and warrants to Sellers as of the date hereof and as of the Closing Date as follows:
Section 5.01    Organization. Buyer is a limited partnership duly organized, validly existing, and in good standing under the Laws of the State of Delaware.
Section 5.02    Authority. Buyer has all necessary limited partnership power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions to be consummated at the Closing. The execution, delivery, and performance by Buyer of this Agreement and such other Transaction Documents, have been duly and validly authorized by all necessary partnership action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution, and delivery by the Company and Sellers) constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer, in accordance with its terms and conditions subject to the Remedies Exception.
Section 5.03    No Conflicts; Consents and Approvals.
(a)    Neither the execution and delivery by Buyer of this Agreement or the other Transaction Documents to which it is a party, nor the consummation by Buyer of the transactions to be consummated at the Closing, will: (i) violate or conflict with any provision of the Organizational Documents of Buyer; (ii) violate, result in a breach of, or require consent or notice under any material Contract to which such Buyer is a party or by which any of its assets are bound, or result in the acceleration of or create in any Person the right to accelerate, terminate, modify, or cancel any such material Contract; (iii) assuming receipt of the HSR Approval, violate or result in a violation of any Law to which Buyer is subject; (iv) result in the imposition or creation of any Lien (other than Permitted Liens) on the assets of Buyer or (v) pursuant to a preferential purchase right, right of first refusal or offer or buy-sell arrangement, give any Person the right to prevent, impede or delay the Closing under this Agreement or to acquire a material portion of the assets or business of Buyer, except in the case of clause (ii), (iii), (iv), and (v), as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
(b)    No Consent of, with or to any Governmental Authority is required to be obtained or made by Buyer in connection with the execution and delivery by Buyer of this Agreement or the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, other than (i) the HSR Approval and (ii) requirements of any applicable securities Laws.
Section 5.04    Litigation; Orders. There are no (a) Actions pending or, to Buyer’s Knowledge, threatened, against Buyer, and (b) outstanding Order to which Buyer is a party or by which it is bound, in each case, as would have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.05    Acquisition as Investment. Buyer is acquiring the Company Interests for its own account as an investment without the present intent to sell, transfer, or otherwise distribute the same to any other Person in violation of any securities Laws. Buyer acknowledges that the Company Interests are not registered pursuant to the 1933 Act and that none of the Company Interests may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration under the 1933 Act. Buyer is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act.
Section 5.06    Financial Resources; Solvency.
(a)    On the Closing Date, Buyer will have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price and to otherwise perform its obligations under this Agreement. Buyer has delivered to the Sellers a true and complete copy of the executed Commitment Letter. The Commitment Letter has not been amended or modified in any manner prior to the date of this Agreement. Neither Buyer nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the financing of the Purchase Price or transactions contemplated by this Agreement, other than as set forth in the Commitment Letter and the fee letters related thereto, a copy of which fee letter has been provided to the Sellers in a redacted form removing only those terms related to fees payable on the Closing Date to a Financing Source. The commitment contained in the Commitment Letter has not been withdrawn or rescinded in any respect. The Commitment Letter is in full force and effect and represents a valid, binding and enforceable obligation of Buyer’s Affiliate that is party to the Commitment Letter and, to Buyer’s knowledge, each other party thereto, to provide the financing contemplated thereby subject only to the satisfaction or waiver of the Financing Conditions and, subject to the Remedies Exception. Buyer or its Affiliate has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Debt Financing. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Buyer or, to Buyer’s knowledge, any other party thereto under the Commitment Letter. Buyer has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of the Commitment Letter. There are no conditions precedent related to the funding of the full amount of the Debt Financing, other than the Financing Conditions. The only conditions precedent related to the funding of the Debt Financing on the Closing Date that will be included in the Debt Financing Documents shall be the Financing Conditions contained in the Commitment Letter. Buyer has no reason to believe that (i) any of the Financing Conditions will not be satisfied or (ii) the Financing will not be made available to Buyer on the Closing Date.
(b)    Immediately after giving effect to the transactions contemplated by this Agreement, Buyer and its Subsidiaries (including the Company Group) shall be able to pay their respective debts as they become due, and own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, Buyer and its Subsidiaries (including the Company Group) shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer, the Company Group or any of their respective Affiliates.
(c)    Buyer understands and agrees that Buyer’s obligations to effect and consummate the transactions contemplated by this Agreement are not subject to the availability to Buyer of financing.
Section 5.07    Broker’s Commissions. Buyer has not, directly or indirectly, entered into any Contract with any Person that would obligate Sellers, the Company Group Members, or any of their respective Affiliates to pay any commission, brokerage fee, or “finder’s fee” in connection with the transactions contemplated hereby.
Section 5.08    Buyer Filings. Buyer has filed all reports and other documents required to be filed by Buyer under the Exchange Act of 1934, as amended (the “Exchange Act”), since January 1, 2012 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein being collectively referred to herein as the “SEC Reports”) on a timely basis. The SEC Reports comply in all material respects with the requirements of the Exchange Act.

ARTICLE VI.
COVENANTS
Section 6.01    Interim Period Operations.
(a)    Except as required or expressly permitted hereby, required by applicable Law, as consented to by Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), as reasonably required to effect the Wind-Down, or as otherwise set forth in Section 6.01(a) of the Disclosure Schedule, during the Interim Period, (x) Sellers shall cause each of the Company Group Members to use commercially reasonable efforts to operate in the ordinary course of business, including entering into, performing, and settling Trading Contracts in compliance with the Trading Guidelines, and (y) Sellers will use their commercially reasonable efforts to cause the Company Group to preserve intact its business and its relationships with customers, suppliers, and others having business relationships with the Company Group, in each case in all material respects. Without limiting the generality of the foregoing, except as otherwise (i) expressly permitted hereby, (ii) required by applicable Law, (iii) consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (iv) in connection with the Wind-Down or (v) otherwise set forth in Section 6.01(a) of the Disclosure Schedule, Sellers shall cause each of the Company Group Members not to, and none of Sellers or any Company Group Member shall, take any action to, undertake any of the following during the Interim Period:
(i)    transfer, issue, sell, or otherwise dispose, or repurchase, redeem, or otherwise acquire, any Equity Interests in any Company Group Member, including any of the Company Interests;
(ii)    amend its Organizational Documents;

(iii)    consolidate with any other Person or acquire (by merger, consolidation, acquisition of stock or assets, or otherwise) all or substantially all of the assets of any other Person;
(iv)    sell, transfer, or otherwise dispose of any assets pertaining to the business of the Company Group having a value in excess of $1,000,000 to any Person (other than any Company Group Member) or impose any Liens on such assets (other than Permitted Liens), in each case, other than in the ordinary course of business and in connection with the performance and settlement of Trading Contracts in compliance with the Trading Guidelines;
(v)    liquidate, dissolve, recapitalize, reorganize, or otherwise wind up any Company Group Member;
(vi)    other than in the ordinary course of business or as permitted by this Agreement, (A) create, incur, or assume any indebtedness for borrowed money, (B) assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any Person (other than any Company Group Member) or (C) make any loans, advances, or capital contributions to or investments in any Person (other than any Company Group Member);
(vii)    settle, cancel, or compromise any debt or claim or any Action against any Company Group Member or waive or release any material right of the Company Group, except, in each case, as would not be reasonably expected (due to the nature of the claims involved or the scope of their applicability to the Company Group’s operations) to involve amounts in excess of $1,000,000 in value, or where the amount paid in settlement does not exceed the amount reserved against such matter in the Financial Statements (or the notes thereto);
(viii)    except as may be required to meet the requirements of applicable Law or GAAP, change any accounting method or practice;
(ix)    make any settlement of or compromise any Tax Claim, change any material Tax election or Tax method of accounting, make any material new Tax election, adopt any new Tax method of accounting, or amend any Tax Return;
(x)    subject to Section 6.01(b), make any capital expenditure in excess of $1,000,000 outside of the ordinary course and other than with respect to any capital expenditures made in connection with the completion of the NET Mexico pipeline or the Red Gate Pipeline, LP pipeline;
(xi)    except as otherwise required by Law or existing Employee Benefit Plans, policies or Contracts or as contemplated by Section 6.05(f), (A) adopt, enter into, or materially amend any Employee Benefit Plan, except as provided under Section 6.05(c), (B) except as provided under Section 6.05(f), grant or increase any bonus, salary, severance, termination, or other compensation or benefits or other enhancement to the terms or conditions of employment to any officer, manager,or employee of any Company Group Member, (C) enter into any labor or collective bargaining agreement, or (D) make any change in its key management structure;

(xii)    enter into any Affiliate Contract or any other transaction with an Affiliate that is not a Company Group Member;
(xiii)    subject to Section 6.01(c), enter into any Contract that if entered into prior to the date of this Agreement would be required to be listed as a Material Contract, or materially amend or change the terms of any Material Contract; or
(xiv)    agree or commit to do any of the foregoing.
(b)    Notwithstanding the other provisions of Section 6.01, during the Interim Period, the Company Group may take commercially reasonable actions with respect to emergency situations; provided that Sellers must provide Buyer with prompt written notice of such actions taken as soon as reasonably practicable.
(c)    Notwithstanding anything in Section 6.01(a) to the contrary, in the event that Sellers or any Company Group Member requests the consent of Buyer (which such request may be made in writing or by email) to (i) enter into any Contract that if entered into prior to the date of this Agreement would be required to be listed as a Material Contract, (ii) materially amend or change the terms of any Material Contract or (iii) enter into, perform or settle any Trading Contract, in each case, in a manner that would otherwise be prohibited pursuant to Section 6.01(a) without Buyer’s consent, Buyer shall have five (5) Business Days from its receipt of notice thereof from the Sellers to inform the Sellers of its decision to provide such consent. In the event Buyer fails to inform Sellers of such decision within such period, Buyer shall be deemed to have consented to, and Sellers shall have no Liability under this Section 6.01 with respect to, the taking of such action by Sellers or the Company Group Members, as applicable.
(d)    For purposes of clarification, nothing contained in this Section 6.01 is intended to give Buyer, directly or indirectly, the right to control or direct the operations of the Company or any other Company Group Member prior to the Closing. Subject to the other provisions of this Section 6.01, prior to the Closing, Sellers, the Company, and the other Company Group Members shall exercise complete control and supervision over the Company Group’s operations.
Section 6.02    Access of Buyer.
(a)    During the Interim Period, Sellers shall, and shall cause the Company Group to, provide Buyer and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to the Company Group’s assets, properties, Books and Records, and Representatives who have significant responsibility for the Company Group’s assets, but only to the extent that such access (i) does not unreasonably interfere with the Company Group’s business or the safe commercial operations of the Company Group, and (ii) is reasonably related to Buyer’s obligations and rights hereunder; provided, however, that (A) Sellers shall have the right to have a Representative of Sellers present for any communication with the Company Group’s Representatives; (B) Buyer shall, and shall cause its Representatives to, observe and comply with all material health, safety, and security requirements of the Company Group; and (C) neither Buyer nor any of its Affiliates or Representatives, shall conduct any environmental site assessment, compliance evaluation or investigation with respect to any of the Company Group Members without the prior written consent of Sellers (which may be provided or withheld in Sellers’ sole discretion) and without ongoing consultation with Sellers with respect to any such activity (it being understood and agreed that in no event shall any subsurface investigation or testing of any environmental media be conducted). Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement (and though such Confidentiality Agreement was executed by an Affiliate of

Buyer, then Buyer hereby agrees to be bound by and to comply with the terms and conditions of such Confidentiality Agreement as if Buyer was party thereto). Notwithstanding the foregoing, Buyer shall not have any right of access to, and none of Sellers, any Company Group Member, or any of their Affiliates shall have any obligation to provide any information, the disclosure of which (1) would reasonably be expected to jeopardize any privilege (including attorney-client privilege) available to Sellers, any Company Group Member, or any of their respective Affiliates, (2) would cause Sellers, any Company Group Member or their Affiliates to breach any fiduciary duty or Contract to which they are a party, or (3) would result in a violation of Law. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by any Seller in this Agreement.
(b)    Buyer agrees to indemnify and hold harmless Sellers, the Company Group, their Affiliates, and any of their respective Representatives for any and all liabilities, Losses, costs, or expenses incurred by Sellers, the Company Group, any of their Affiliates, or their respective Representatives arising out of the access rights under this Section 6.02, including any Action by any of Buyer’s or its Affiliates’ Representatives for any injuries or material property damage while accessing any assets or properties of the Company Group, except to the extent caused by the gross negligence or willful misconduct of Sellers or any Company Group Member.
Section 6.03    Regulatory and Other Approvals.
(a)    Each of Buyer and Sellers shall submit as soon as reasonably practicable, but in no event later than five (5) Business Days after the Signing Date, filings under the HSR Act to the extent required. The Persons making such filings shall request early termination of any applicable HSR Act waiting period, shall promptly furnish each other with copies of any notices, correspondence, or other written communication (and a written memorandum setting forth the substance of any material oral communication) received from the relevant Governmental Authority, shall promptly make any necessary or advisable subsequent or supplemental filings or submissions required or requested by the relevant Governmental Authority and shall, to the extent reasonably necessary and appropriate, cooperate with one another in the preparation of such filings or submissions.
(b)    In addition to HSR Approval, Sellers, the Company Group, and Buyer shall (and shall each cause their respective Affiliates and Representatives to) use its commercially reasonable best efforts to obtain all material Consents and material approvals of third parties and Governmental Authorities that any of Sellers, the Company Group, and Buyer, or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby. If any material Consent necessary to preserve any right or benefit under any Material Contract to which the Company Group is a party is not obtained prior to the Closing, Sellers shall, subsequent to the Closing, cooperate with Buyer and the Company Group in attempting to obtain such material Consent as promptly thereafter as practicable. If such material Consent cannot be obtained, Sellers shall use their reasonable best efforts to provide Buyer or the Company Group, as applicable, with the rights and benefits of the affected Material Contract for the term thereof, and, if Sellers provide such rights and benefits, Buyer or the Company Group, as applicable, shall assume all obligations and burdens thereunder.

(c)    Subject to applicable confidentiality restrictions or restrictions required by applicable Law and any matter protected by the attorney-client privilege or work-product privilege, each Party shall notify the other Party promptly upon the receipt by such Party or its Affiliates of any communication from any Governmental Authority regarding (i) any of the transactions contemplated hereby or by the other Transaction Documents in connection with any filings made pursuant to this Section 6.03 and any request by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to any Laws of any Governmental Authority or answers to any questions, or the production of any documents, relating to an investigation of the transactions contemplated by this Agreement or the other Transaction Documents by any Governmental Authority and (ii) any Action pending, or to its knowledge, threatened, which challenges the transactions contemplated hereby or thereby. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 6.03, each Party shall inform the other Party of such occurrence as soon as reasonably practicable and reasonably cooperate with the other Party in filing promptly with the applicable Governmental Authority such amendment or supplement. Without limiting the generality of the foregoing, each Party shall provide to the other Party (or its advisors), upon request, copies of all communications (and a written memorandum setting forth the substance of any oral communication) between such Party and any Governmental Authority relating to the transactions contemplated by this Agreement or the other Transaction Documents (but, for the avoidance of doubt, not including any disclosure which is not permitted by Law or any disclosure containing confidential information and any matter protected by the attorney-client privilege or work-product privilege). The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the others under this Section 6.03 as subject to limited access by a Governmental Authority and parties to a proceeding before a Governmental Authority (such as “outside counsel only” with respect to such parties). Such materials and the information contained therein shall be given only to the Government Authority and outside counsel of the recipient or other outside advisors of the recipient who are subject to a protective order or similar confidentiality obligation, and shall not be disclosed by such outside counsel and other permitted Persons to employees, officers, directors, agents, or other Representatives of the recipient without the advance written consent of the Party providing such materials. In addition, to the extent reasonably practicable, each Party shall give notice to, and consult in advance with, the other Party with respect to any meeting, discussion, appearance, or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance, or contact, and no Party shall enter into any agreement with any Governmental Authority without the express written approval of the other Party. Subject to applicable Law, the Parties shall reasonably consult and cooperate with each other prior to making or submitting, and permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any analyses, discussions, appearances, presentations, memoranda, briefs, arguments, proposals, and other materials made or submitted to any Governmental Authority regarding the transactions contemplated by this Agreement or the other Transaction Documents by or on behalf of any Party.

(d)    Buyer acknowledges that for purposes of this Section 6.03 and Section 6.04 only, for purposes of using its “commercially reasonable efforts,” the Parties shall, and shall cause its Affiliates and Representatives to (i) consult and fully cooperate with and provide reasonable assistance to the other Party (including providing all documents and information necessary or required) in obtaining all necessary Consents or other permission or action by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any Governmental Authority or other Person, and (ii) promptly take, in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents, all actions necessary to (A) secure the expiration or termination of any applicable waiting period from a Governmental Authority, (B) resolve any objections asserted with respect to the transactions contemplated by this Agreement and the other Transaction Documents raised by any Governmental Authority (including by defending against all Actions challenging this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby), and (C) prevent the entry of any Order or to have any such Order vacated, lifted, reversed, or overturned that would prevent, prohibit, restrict, or delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents. The Parties shall, and shall cause their respective Affiliates to, respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement or the other Transaction Documents. Notwithstanding the foregoing, nothing contained in this Agreement shall be construed so as to require a Party, or any of its respective Affiliates, without its written consent, to (y) sell, license, dispose of, hold separate, or operate in any specified manner (or alter its business or commercial practices respecting) any of its respective assets or businesses (or to agree to any of the foregoing), or (z) enter into any consent decree, Order, or agreement that in any way limits the right of Buyer to own, operate, or retain all or any portion of Buyer’s or the Company Group’s assets or businesses or Buyer’s freedom of action with respect thereto or to otherwise receive the full benefits of this Agreement and the other Transaction Documents. Notwithstanding the foregoing or any other provision of this Agreement, Buyer shall have ultimate decision-making authority with regard to any discussions, submissions, negotiations and other communications with all Governmental Authorities in connection with any Action involving antitrust or competition issues in connection with the transactions contemplated by this Agreement. To the extent practicable, Buyer shall provide the Sellers’ Representative with a reasonable opportunity to provide the Sellers’ point of view on such issues, and Buyer shall consider such point of view in good faith in exercising its decision-making authority under this Section 6.03.
(e)    Buyer shall be responsible for the payment of all filing fees under the HSR Act.
Section 6.04    Fulfillment of Conditions to Closing.
(a)    Subject to the terms and conditions of this Agreement and applicable Law, each Party agrees to, and shall cause each of its Affiliates to, use its commercially reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law, or otherwise to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents as soon as reasonably practicable (and in any event prior to the Outside Date), including such actions or things as any other Party may reasonably request in order to cause any of the conditions to such other Party’s obligation to consummate such transactions specified in Article VII and Article VIII to be fully satisfied.
(b)    The Parties shall not, and shall cause their respective Affiliates not to, take any action inconsistent with their obligations under this Agreement or, without prejudice to each Party’s rights under this Agreement or the other Transaction Documents, which would reasonably be expected to materially hinder or delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents or receipt of any required approvals from any Governmental Authority with respect to the transactions contemplated by this Agreement or the other Transaction Documents.
Section 6.05    Employees; Benefit Plans.
(a)    As of the Closing, Sellers will cause the termination of employment of each employee of the Company Group and NET Trading. No later than ten (10) days prior to the Closing, subject to applicable employment policies of Buyer and its Affiliates, including policies with respect to background checks and drug screening, a Buyer Affiliate (“Employer Affiliate”) shall offer employment, effective as of the Closing, in its sole discretion, to any one or more individuals who were employees of the Company Group or NET Trading immediately prior to the Closing (“Transferred Employees”). During the period commencing at the Closing and ending on the date that is the earlier of twelve (12) months from the Closing and the date of the Transferred Employee’s separation from employment with the Employer Affiliate (or any other Affiliate of Buyer) for any reason, Employer Affiliate shall provide each Transferred Employee with: (i) base salary or hourly wages that are no less than the base salary or hourly wages provided by the Company Group immediately prior to the Closing; (ii) target bonus opportunities that are no less than the target bonus opportunities, if any, provided to similarly situated employees of Buyer or its Affiliates as of the Closing; and (iii) retirement and welfare benefits that are no less favorable in the aggregate than the most favorable to such Transferred Employee of those benefits that Buyer or its Affiliates provide to its similarly situated employees as of the Closing.
(b)    With respect to any Employee Benefit Plans, arrangements and employment‑related entitlements (including under any applicable pension, 401(k), savings, medical, dental, life insurance, vacation, long-service leave or other leave entitlements, post-retirement health and life insurance, termination indemnity, severance or separation pay plans) provided, sponsored, maintained or contributed to by Buyer or its Affiliates (collectively, “Buyer Benefit Plans”) in which any Transferred Employee will participate effective as of the Closing, Buyer shall cause Employer Affiliate to recognize all service of the Transferred Employees with the Company Group and any predecessor employer as if such service were with Buyer and its Affiliates for all purposes (including for purposes of eligibility to participate, level of benefits, early retirement eligibility and early retirement subsidies, vesting, and benefit accrual); provided, however, that (i) such service shall not be recognized to the extent that (A) such recognition would result in a duplication of benefits for the same period of service, or (B) such service was not recognized under the corresponding Employee Benefit Plan, and (ii) Buyer and its Affiliates shall not be required to recognize such service for benefit accrual purposes under any Buyer Benefit Plan that is a defined benefit pension plan or service prior to April 1, 1997 for purposes of eligibility for retiree benefits provided to certain grandfathered employees of Affiliates of Buyer.

(c)    Sellers shall take all required actions to cause any Employee Benefit Plan (including any applicable pension, 401(k), savings, medical, dental, life insurance, long and short term disability, vacation, long service leave, or other leave entitlements, post-retirement health and life insurance, termination indemnity, severance, or separation pay plans) provided, sponsored, maintained or contributed to by Sellers or Company Group to be terminated effective prior to the Closing Date.
(d)    With respect to any employee benefit welfare plan maintained by Buyer or its Affiliates (collectively, “Buyer Welfare Benefit Plans”) in which any employee of the Company Group will participate effective as of the Closing, Buyer shall, or shall cause the Company Group or applicable Affiliate to: (i) waive all pre-existing condition limitations, waiting period provisions, payments required to avoid a waiting period, actively-at-work requirements, and any other restriction that would prevent immediately or full participation by any such employee, and (ii) give effect to claims incurred, amounts paid by and amounts reimbursed to employees of the Company Group prior to the Closing when determining any deductible and maximum out-of-pocket limits under the Buyer Welfare Benefit Plans; provided that Sellers shall provide Buyer with a list setting forth all such amounts applicable to each employee.
(e)    This Section 6.05 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 6.05, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.05. Nothing contained herein, express or implied, shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 6.05 shall not create any right of any employee or any other Person to any continued employment with the Company Group, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.
(f)    As an incentive for Sellers to encourage the Key Management Members and a certain number of other employees of the Company Group to remain employed by the Employer Affiliate after the Closing Date, the Purchase Price shall be subject to adjustment pursuant to this Section 6.05(f) depending on how many employees and Key Management Members continue to provide services after the Closing.
(i)    Subject to the limitations set forth below, Buyer shall be entitled to retain the Retention Holdback if (A) more than fifty percent (50%) of the employees of the Company Group that are provided employment by the Employer Affiliate immediately following the Closing Date, voluntarily resign their employment without Good Reason or are terminated by the Employer Affiliate with Cause on or before the first anniversary of the Closing Date, or (B) any of the Key Management Members voluntarily resigns from their employment without Good Reason or are terminated by the Employer Affiliate with Cause on or before the earlier to occur of (x) the expiration of the NET Mexico Expansion Period, (y) the NET Mexico Expansion Holdback Payment (as defined in Exhibit C) pursuant to Section 2.09, or (z) the Indemnity Release Date. For the avoidance of doubt, if neither of the conditions set forth in subsections (A) and (B) are triggered, then the Retention Holdback shall remain a part of the Indemnity Holdback.

(ii)    The Retention Holdback shall be payable as follows:
(A)     If the Retention Holdback becomes payable to Buyer pursuant to this Section 6.05(f), then Buyer shall retain possession of the Retention Holdback, and the Indemnity Holdback Amount shall be reduced accordingly; provided, that in the event that the Retention Holdback becomes payable to Buyer, but the Indemnity Holdback Amount has otherwise been exhausted by Claims pursuant to Article XI, then Buyer shall have no further recourse against Sellers.
(B)     If the Retention Holdback becomes payable to Sellers pursuant to this Section 6.05(f), it shall remain part of the Indemnity Holdback Amount, and shall otherwise be subject to Claims pursuant to Article XI and distributable in accordance with Article XI and Section 2.08.
(iii)    Any payments pursuant to this Section 6.05(f) shall be treated as an adjustment to the Purchase Price.
Section 6.06    WARN Obligation. To the extent that any obligations under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et. seq., the regulations and rules thereunder, or under any similar provision of any federal, state, foreign or local law, rule or regulation (collectively, a “WARN Obligation”) arise with respect to any loss of employment by any employee of the Company Group in connection with or as a result of the transactions contemplated by this Agreement, whether on or after the Closing, Buyer shall be solely responsible for such WARN Obligation and any associated obligations.
Section 6.07    Resignation and Removal. Notwithstanding anything in this Agreement to the contrary, effective as of the Closing Date, Sellers shall cause or accept the resignation or removal of all managers, directors or officers (in their capacity as such), as applicable, of any Company Group Member other than those who are identified in a written notice delivered by Buyer to the Company at least three (3) Business Days prior to the Closing; provided, however, that in no event shall this Section 6.07 obligate the Sellers to cause or accept the resignation or removal of any managers, directors or officers, as applicable, of NET Mexico nominated or appointed by MGI Enterprises to such position.
Section 6.08    Replacement of Letters of Credit. At Buyer’s sole risk, cost, and expense, prior to the Closing: (a) Buyer shall take all steps reasonably necessary and Sellers shall cooperate (it being understood that such cooperation shall not include any requirement to pay any consideration or offer or grant any financial accommodation) with Buyer, to ensure that, effective as of the Closing, (i) Sellers and their Affiliates (other than any Company Group Member) shall be released from one-hundred percent (100%) of the obligations or Liabilities relating to or arising under or out of or in connection with each Support Obligation and (ii) substitute arrangements, if required by a beneficiary of any Support Obligation, of Buyer or its Affiliates (other than Sellers and any Company Group Member) shall be in effect; or (b) without limiting the foregoing, in the event that the requirements set forth in subsection (a) of this Section 6.08 are not met as of the Closing, and subject to acceptance by Sellers in their reasonable discretion, Buyer or its Affiliates shall, in lieu of providing substitute arrangements in respect of Support Obligations pursuant to subsection (a)(ii) of this Section 6.08, enter into such reasonable indemnification and reimbursement agreements with Sellers or any of their Affiliates as reasonably necessary to provide Sellers and such Affiliates with an effective release or full indemnification with respect to all obligations and Liabilities of Sellers and such Affiliates to be released pursuant to subsection (a) of this Section 6.08 and, after Closing, shall use commercially reasonable efforts to effect substitute arrangements to replace such Support Obligations; provided that upon any such replacement Buyer or its Affiliates, as applicable, shall be automatically released from all of its obligations and Liabilities in respect of the underlying indemnification and reimbursement arrangement with respect to events that occur or arise after the date of such replacement.
Section 6.09    Restrictive Covenants - Principals. Each of the Principals and each of their respective Affiliates (excluding ArcLight and its Affiliates for purposes of this Section 6.09) (each, a “Restricted Party”) agrees that during the Restricted Period, except in his capacity as an officer, employee or other agent of the Company Group or any of its Affiliates, each Restricted Party shall not (i) hire or solicit any Person who is, at that time, or was at any time within twelve (12) months prior thereto an employee of the Company Group or encourage any such employee to leave employment with the Company Group for the purpose or with the intent of enticing such employee away from or out of the employ of the Company Group or hiring such Person as an employee or independent contractor, except pursuant to a general solicitation (including through the use of recruiting agencies) which is not directed specifically to employees of the Company Group, or (ii) communicate with any Customer regarding the Restricted Business within the Territory. In addition, each Restricted Party further agrees to the terms set forth in Exhibit D.
Section 6.10    Restrictive Covenants - Financial Sponsor. ArcLight agrees as follows: during the Restricted Period, ArcLight shall not hire or solicit any Person who is, at that time, or was at any time within twelve (12) months prior thereto, an employee of the Company Group or encourage any such employee to leave employment with the Company Group for the purpose or with the intent of enticing such employee away from or out of the employ of the Company Group or hiring such Person as an employee or independent contractor, except pursuant to a general solicitation (including through the use of recruiting agencies) which is not directed specifically to employees of the Company Group.
Section 6.11    Public Announcements. The Parties shall consult with each other prior to issuing any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and shall not make or issue, or cause to be made or issued, any such publication or press release prior to such consultation and without the prior written consent of the other Party (which consent will not be unreasonably withheld or delayed) except to the extent, but only to such extent, that, in the opinion of the Party issuing such publication or press release, such announcement or statement may be required by Law, any listing agreement with any securities exchange or any securities exchange regulation, in which case the Party proposing to issue such publication or press release shall use its reasonable best efforts to consult in good faith with the other Party before issuing any such publication or press release and shall reasonably cooperate with the other Party in good faith with respect to the timing, manner, and content of disclosure.

Section 6.12    Confidentiality.
(a)    Buyer acknowledges and agrees that the Confidentiality Agreement shall remain in full force and effect, pursuant to the terms thereof, and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement and applicable Law, this Agreement, its terms and provisions, and any information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to or at the Closing, the Confidentiality Agreement and the provisions of this Section 6.12(a) shall nonetheless continue in full force and effect pursuant to the terms hereof and thereof (and if such Confidentiality Agreement was executed by an Affiliate of Buyer, then Buyer hereby agrees to be bound by and to comply with the terms and conditions of such Confidentiality Agreement and Buyer shall be a beneficiary of the rights under such Confidentiality Agreement that are for the benefit of such Affiliate, and Sellers shall be beneficiaries of the rights under such Confidentiality Agreement that are for the benefit of any Company Group Member).
(b)    From and after the Closing for a period of two (2) years thereafter, Sellers shall, and shall cause their respective Affiliates to, hold, and shall use their commercially reasonable efforts to cause their respective Representatives to hold, in confidence any and all information concerning the Company Group, whether written or oral, except to the extent that such information (i) is generally available to the public (through no fault of Sellers or their respective Affiliates), or (ii) is lawfully acquired by Sellers, any of their Affiliates or their respective Representatives from and after the Closing from sources that are not known to Sellers to be prohibited from disclosing such information by a legal or contractual obligation. If any Seller or any of its Affiliates or their respective Representatives is compelled to disclose any such confidential information by judicial or administrative process or by other requirements of Law, then such Seller shall promptly notify Buyer in writing, to the extent practicable and legally permitted, and shall disclose only that portion of such information which, in the advice of legal counsel, such Seller is legally required to disclose; provided, however, that such Seller shall use its reasonable best efforts to cooperate with Buyer to obtain an appropriate protective order upon Buyer’s request and at Buyer’s sole expense or other reasonable assurance that confidential treatment will be accorded such information.
Section 6.13    Insurance; D&O Coverage. At the Closing, Buyer will, or will cause the Company to, purchase and, following the Closing, maintain a “tail” policy of directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Closing with respect to those individuals who are currently covered by the Company Group’s directors’ and officers’ liability insurance policy on the same terms and scope with respect to such coverage, and amount, for such individuals for six (6) years after the Closing (“Tail Insurance”). For a period of six (6) years following Closing, Buyer shall not, and shall cause the Company Group not to, make any alteration or amendment to any directors’ or officers’ liability insurance or to the rights of any directors or officers or other Persons to exculpation, indemnification, and advancement of expenses afforded to such rights under any Company Group Member’s Organizational Documents that, in either case, would negatively affect such insurance or such rights as in effect immediately prior to Closing. Such rights to exculpation, indemnification, and advancement of expenses shall be the primary source of indemnification of such Persons and any other indemnification or similar rights shall be secondary. The Persons entitled to the Tail Insurance and rights to exculpation, indemnification, and advancement of expenses set forth in this Section 6.13 are intended to be third party beneficiaries of this Section 6.13. This Section 6.13 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Buyer. Buyer shall, and shall cause the Company Group to, require any successor to the Company Group or any Company Group Member (whether by merger, purchase, or otherwise) to be bound by the provisions of this Section 6.13.

Section 6.14    Further Assurances. Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, at any Party’s request and without further consideration, the other Parties shall (and in the case of Buyer, shall and shall cause the Company Group, as applicable, to) execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment, and confirmation, including all Permits issued under Environmental Law, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
Section 6.15    Intercompany Agreements. Except as otherwise set forth in Section 6.15 of the Disclosure Schedule or in connection with any transactions to be entered into in connection with the Wind-Down, (a) Sellers and their Affiliates (other than the Company Group Members), on the one hand, and the Company Group Members, on the other hand, shall have paid, settled, cancelled, waived, forgiven, or released any Liabilities under all intercompany accounts, balances, payables, receivables, or indebtedness between such parties (“Intercompany Accounts”), such that the Company Group Members, on the one hand, and Sellers and their Affiliates (other than the Company Group), on the other hand, do not have any further Liability to one another in respect of such Intercompany Accounts following Closing and (b) the Affiliate Contracts listed in Section 6.15 of the Disclosure Schedule shall be terminated and be of no further force or effect from and after the Closing.
Section 6.16    Waiver, Release and Discharge.
(a)    Effective as of the Closing, each Seller does hereby unconditionally and irrevocably release, on behalf of itself, and its successors, assigns, administrators and executors, waive and forever discharge the Company Group (the “Released Parties”), from any and all liabilities, duties, and obligations to such Seller, of any kind or nature whatsoever, to the extent arising from any act, omission, event, or transaction occurring (or any circumstances existing) on or prior to the date hereof (with the exception of any obligations of the Released Parties pursuant to, otherwise contemplated by, or arising under this Agreement and the other Transaction Documents, including relating to the Wind-Down). Each Seller understands that this is a full and final general release of all liabilities, duties, and obligations of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Released Parties, other than those reserved pursuant to the preceding sentence.

(b)    Effective as of the Closing, each of Buyer and each Company Group Member, on behalf of itself and its successors, assigns, administrators and executors, waives and forever discharges any individual who served as a director or officer of any Company Group Member at any time prior to the Closing (each, a “D&O Released Party”) from and against any and all liabilities, duties and obligations to Buyer or any Company Group Member of any kind or nature whatsoever, to the extent arising out of or pertaining to matters existing or occurring at or prior to the Closing and arising out of or pertaining to any D&O Released Party’s capacity as a director or officer of any Company Group Member, or status as such, whether asserted or claimed prior to, at or after the Closing Date to the fullest extent permitted by Law.
Section 6.17    Exclusivity. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement, none of Sellers, the Company Group, or any of their respective Affiliates shall, directly or indirectly, and shall cause each of their respective Representatives not to, directly or indirectly: (a) make, discuss or inquire regarding any Competing Proposal or join with, or invite, any Person or group of Persons to be involved in the making of, discussion or inquiry concerning any Competing Proposal; (b) provide any information regarding the Company Group or afford access to the assets, business, properties, or Books and Records of the Company Group, to any Person or groups of Persons, in each case, for purpose of assisting with, facilitating or encouraging a Competing Proposal; (c) solicit, knowingly encourage, knowingly facilitate, knowingly induce, or enter into any negotiation or discussion with any Person or group of Persons regarding a Competing Proposal; (d) enter into any letter of intent, agreement in principle, acquisition agreement, or any other Contract or arrangement, whether written or oral, relating to any Competing Proposal; (e) provide, arrange, offer to provide, or otherwise knowingly assist in the provision of equity or debt financing in respect of any Competing Transaction or Competing Proposal; or (f) consummate any Competing Transaction; provided, however, that Buyer hereby acknowledges that prior to the date of the Exclusivity Agreement, the Company provided information relating to the Company Group and afforded access to, and engaged in discussions with, other Persons in connection with a proposed Competing Transaction and that such information, access and discussions could reasonably enable another Person to form a basis for a Competing Transaction without any breach by the Company of this Section 6.17. Each of Sellers, the Company Group, and their respective Affiliates shall, and shall cause each of their respective Representatives, to immediately cease and suspend any existing discussions or negotiations with any Person conducted heretofore with respect to any Competing Proposal. Notwithstanding the foregoing, the Company may respond to any unsolicited proposal regarding a Competing Transaction by indicating that the Company is subject to an exclusivity agreement and is unable to provide any information related to the Company Group or entertain any proposals or offers or engage in any negotiations or discussions concerning a Competing Transaction for as long as that exclusivity agreement remains in effect; provided, however, that as soon as reasonably practicable, the Company must promptly provide Buyer with written notice and a copy of such unsolicited proposal and a copy of the Company’s response.
Section 6.18    Casualty Loss.
(a)    If, prior to the Closing, all or any portion of the assets or properties of the Company Group, are damaged or destroyed by fire, hurricane, or other casualty, are taken in condemnation or under the right of eminent domain, or are about to be taken in proceedings for such purposes that are pending or threatened, in each such case, the repair or replacement cost of which would be equal to or exceed one hundred million dollars ($100,000,000), Buyer shall have the option to terminate this Agreement in accordance with Section 10.01(b).
(b)    Subject to subsection (a) above, if, prior to the Closing, all or any portion of the assets or properties of the Company Group, are damaged or destroyed by fire, hurricane, or other casualty, are taken in condemnation or under the right of eminent domain, or are about to be taken in proceedings for such purposes which are pending or threatened, in each such case, the repair or replacement cost of which would be equal to or exceed fifty million dollars ($50,000,000), but less than one hundred million dollars ($100,000,000), Buyer and Sellers shall enter into good faith negotiations either (i) to adjust the Purchase Price to take into consideration such destruction, taking, or pending or threatened taking of such assets and properties of the Company Group, or (ii) to repair the assets or properties that have been damaged or destroyed, the cost of which will be fully paid by Sellers. If Buyer and Sellers are unable to agree on an adjusted Purchase Price or repair plan within ten (10) days of such destruction, taking or pending or threatened taking of such assets or properties, then Sellers may, within ten (10) days after such ten (10) day period, elect to repair the assets or properties prior to Closing, or within a defined time period as reasonably mutually acceptable to the Parties, to their condition prior to any such damage or destruction regardless of cost, in accordance with the Company Group’s customary practices, or in the event Sellers do not agree to such repair, Buyer may terminate this Agreement upon written notice to Sellers in accordance with Section 10.01(b). In the event the Sellers elect to repair such assets or properties, the Closing Date shall be postponed for the amount of time reasonably necessary to complete such repair as reasonably mutually acceptable to the Parties and the Sellers shall be entitled to the proceeds of any insurance received in connection with such damage or destruction (and, if paid to Buyer or the Company Group, such proceeds shall be promptly remitted to the Sellers); provided, however, that in no event shall the Closing Date be extended beyond the Outside Date pursuant to this Section 6.18(b) unless otherwise agreed to in writing by Buyer.
(c)    Sellers shall not voluntarily compromise, settle, or adjust any amounts payable exceeding one hundred million dollars ($100,000,000) by reason of any destruction, taking, or pending or threatened taking as to the assets or properties of the Company Group without first obtaining the written consent of Buyer.
Section 6.19    Post-Closing Access to Information.
(a)    After the Closing Date, Buyer and its Affiliates shall, and shall cause the Company Group to, grant to Sellers and their Representatives, reasonable access, upon reasonable prior notice and during normal business hours, to the Books and Records of the Company Group (and the reasonable assistance of employees responsible for maintaining such Books and Records), and shall afford Sellers or their Representatives the right, at Sellers’ expense, to take extracts therefrom and to make copies thereof, for such purposes as determined by Sellers to be reasonably necessary, including investigating, settling, preparing for, prosecuting, or defending any Action, preparing reports to equityholders and Governmental Authorities, preparing and delivering accounting or other statements provided for under this Agreement or otherwise, preparing Tax Returns, pursuing Tax refunds, or responding to or disputing any Tax audit or the determination of any matter relating to the rights and obligations of Sellers or any of their respective Affiliates under this Agreement or any other Transaction Document. Buyer shall maintain, and shall cause the Company Group to maintain, such Books and Records until the later of the seventh (7th) anniversary of the Closing Date and any applicable statutory or regulatory retention period, as the same may be extended, or if any of the Books and Records pertain to any claim or dispute pending on the seventh (7th) anniversary of the Closing Date, Buyer shall maintain any of the Books and Records designated by Sellers or their Representatives until such claim or dispute is finally resolved and the time for all appeals has been exhausted.

(b)    Notwithstanding the foregoing, after the Closing, neither Buyer nor the Company Group shall be obligated to provide Sellers with access to any Books and Records (including personnel files) pursuant to this Section 6.19 where such access would violate any Law.
Section 6.20    Sellers’ Financing Cooperation.
(a)    During the Interim Period, Sellers will cause each of the Company Group Members to use reasonable best efforts to cooperate with Buyer, at Buyer’s sole cost and expense, in connection with any debt or equity financing, including the offering or private placement of debt or equity securities (a “Financing”), pursued by Buyer or its Affiliates in connection with the transactions contemplated herein, solely to the extent contemplated by the following clauses (i)‑(iv): (i) the reasonable cooperation with Buyer’s marketing efforts related to a Financing; (ii) (A) the reasonable participation by senior management of the Company Group in rating agency presentations and meetings with rating agencies and (B) a reasonable number of roadshows, due diligence sessions, drafting sessions and meetings with prospective lenders and investors; (iii) delivery to Buyer and its Financing Sources (A) on the Signing Date, the information contemplated by subparts (a) and (b) of the definition of Financing Information, (B) on or prior to August 31, 2015, the information contemplated by subpart (c) of the definition of Financing Information and (C) within ten (10) Business Days after the date requested by Buyer, the Financing Deliverables; and (iv) authorizing the independent auditors of the Company Group to cooperate with a Financing, including by providing customary “comfort letters” (including customary “negative assurances”) and customary consents to the inclusion of audit reports in any relevant marketing materials. Sellers hereby consent to the use of all of the Company Group’s logos in connection with a Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Sellers or the Company Group or the reputation or goodwill of Sellers or any Company Group Member. Notwithstanding any other provision set forth herein or in any other agreement between Sellers and Buyer (or its Affiliates), Sellers agree that Buyer and its Affiliates may share customary and reasonable projections with respect to the Company Group to the extent such projections have been prepared by the Company Group and shared with Buyer as of the date hereof with its Financing Sources and that Buyer, its Affiliates and such Financing Sources may share such information with other potential Financing Sources in connection with any marketing efforts in connection with a Financing. Sellers will use reasonable best efforts to reasonably promptly update Buyer with respect to any material developments relating to the Company Group (excluding the Wind-Down) during the Interim Period. For the avoidance of doubt, the efforts of the Sellers and the Company Group pursuant to this Section 6.20 shall not be deemed to require the Sellers or the Company Group to prepare any additional financial information other than the Financing Information.

(b)    Notwithstanding anything to the contrary in this Agreement, none of Sellers or any of the Company Group Members shall be required by this Section 6.20 to (i) take any action or provide any assistance that unreasonably interferes with the ongoing operations of Sellers or the Company Group, (ii) pass resolutions or consents to approve or authorize the execution of any documents related to a Financing, (iii) execute or deliver any certificate, document, instrument or agreement that is effective prior to the Closing, or agree to any change or modification of any existing certificate, document, instrument or agreement that is effective prior thereto (other than a payoff letter with respect to any Closing Indebtedness), (iv) incur any Liability in connection with the Financing prior to the Closing, (v) cooperate to the extent that such cooperation would (A) cause any condition to Closing set forth in Article VII to not be satisfied or otherwise cause any breach of this Agreement or (B) require any action that would reasonably be expected to conflict with or violate the Company’s Organizational Documents or any Law, or result in the material contravention of, or result in a material violation or breach of, or default under, any material Contract, or (vi) execute, prior to the Signing Date, any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Financing (provided, that notwithstanding the above to the contrary, the Company Group Members may be required to reasonably assist Buyer in the preparation thereof). Buyer shall indemnify, defend and hold harmless the Sellers, the Company Group Members and their respective Affiliates, and their respective pre-Closing directors, officers, employees and Representatives, from and against any Liability or obligation to any Financing Source or other Person in connection with any Financing, in each case other than to the extent any such Liability arises from the bad faith, gross negligence or willful misconduct of the Sellers or the Company Group Members, as applicable. Except for the representations and warranties of the Company Group set forth in Article III and the Sellers set forth in Article IV, the Sellers, the Company Group and their respective Affiliates shall not have any Liability to Buyer in respect of any financial information or data or other information provided pursuant to this Section 6.20. Buyer shall promptly reimburse, to the extent paid, or pay, to the extent unpaid, the Sellers and the Company Group for all reasonable out-of-pocket costs incurred by the Sellers and the Company Group and their respective Affiliates after the date hereof in connection with this Section 6.20, including the cost of preparation (by accounting firms or otherwise) of any Financing Information and the provision of any comfort letters.
(c)    Notwithstanding anything to the contrary in this Agreement, (i) the condition set forth in Section 7.02, as it applies to the Company’s obligations under Section 6.20(a), shall be deemed satisfied unless the Company has knowingly and willfully materially breached its obligations under Section 6.20(a) and (ii) the covenants and obligations of the Sellers, the Sellers’ Representative in Section 6.20(a) shall not survive the Closing, including for purposes of Article XI.
Section 6.21    Data Room. Within five (5) Business Days following the Closing Date, Sellers shall deliver to Buyer two DVD copies of all of the documents made available in the Data Room.
Section 6.22    Wind Down. NET Trading and Buyer agree to take the actions set forth on Exhibit E.

ARTICLE VII.
BUYER’S CONDITIONS TO CLOSING
The obligation of Buyer to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Buyer in its sole discretion):
Section 7.01    Representations and Warranties. The representations and warranties of the Company Group and Sellers contained in this Agreement (other than the Seller Fundamental Representations and the representations and warranties contain in Section 3.06(b)) disregarding all qualifications contained herein relating to materiality or Material Adverse Effect shall be true and correct, in each case on and as of the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date) with the same force and effect as though such representations and warranties had been made on the Closing Date, except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect; provided, that the Seller Fundamental Representations shall be true and correct in all material respects; provided, further, that the representations and warranties contained in Section 3.06(b) shall be true and correct in all respects.
Section 7.02    Performance. Sellers and the Company shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be performed or complied with by Sellers and the Company at or before the Closing.
Section 7.03    Officer’s Certificate. Buyer shall have received from the Sellers’ Representative on behalf of the Sellers and from Sellers collectively on behalf of the Company (with respect to the Company and the Company Group) at the Closing an officer’s certificate, dated as of the Closing Date, certifying that each of the conditions set forth in Section 7.01 and Section 7.02 has been satisfied.
Section 7.04    Orders and Laws. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Order or Law which is in effect and has the effect of making the material transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such material transactions or causing any of the material transactions contemplated hereunder to be rescinded following completion thereof, and no Action shall have been commenced by any Governmental Authority for the purpose of obtaining any such Order, and no written notice shall have been received from any Governmental Authority indicating an intent to restrain, prevent, materially delay, or restructure the material transactions contemplated hereunder. No injunction or restraining Order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
Section 7.05    HSR Approvals. HSR Approval shall have been duly obtained, made, or given and shall be in full force and effect and the applicable waiting period and any extension thereof shall have expired or been terminated.

Section 7.06    No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect.
Section 7.07    Deliveries. Sellers shall have delivered, or caused to be delivered, each of the items set forth in Section 2.04.

ARTICLE VIII.
SELLERS’ CONDITIONS TO CLOSING
The obligation of Sellers to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Sellers in their sole discretion):
Section 8.01    Representations and Warranties. The representations and warranties of Buyer contained in this Agreement (other than the Buyer Fundamental Representations), disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct in each case on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Buyer Material Adverse Effect; provided, that the Buyer Fundamental Representations shall be true and correct in all material respects.
Section 8.02    Performance. Buyer shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by it at or before the Closing.
Section 8.03    Officer’s Certificate. Buyer shall have delivered to the Sellers’ Representative at the Closing an officer’s certificate, dated as of the Closing Date, certifying that each of the conditions set forth in Section 8.01 and Section 8.02 has been satisfied.
Section 8.04    Orders and Laws. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Order or Law which is in effect and has the effect of making the material transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such material transactions or causing any of the material transactions contemplated hereunder to be rescinded following completion thereof, and no Action shall have been commenced by any Governmental Authority for the purpose of obtaining any such Order, and no written notice shall have been received from any Governmental Authority indicating an intent to restrain, prevent, materially delay, or restructure the material transactions contemplated hereunder. No injunction or restraining Order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
Section 8.05    HSR Approvals. HSR Approval shall have been duly obtained, made or given, and shall be in full force and effect and the applicable waiting period and any extension thereof shall have expired or been terminated.

Section 8.06    Deliveries. Buyer shall have delivered, or caused to be delivered, each of the items set forth in Section 2.05 and Section 2.06.

ARTICLE IX.
TAX MATTERS
Section 9.01    Tax Matters.
(a)    Tax Returns and Tax Payments.
(i)    Sellers shall, severally (and not jointly), indemnify, defend, and hold harmless Buyer from and against all Losses incurred or suffered in respect of (a) any Taxes for which Sellers are responsible pursuant to Section 9.01(c), (b) all Seller Taxes, and (c) all Taxes of any other Person imposed on any Company Group Member as a transferee or successor, by contract, or otherwise, which Taxes relate to an event or transaction occurring prior to or on the Closing Date; provided, however, that each Seller shall have no obligation to indemnify Buyer with respect to any Taxes to the extent such Taxes were taken into account in the calculation of Net Working Capital.
(ii)    The Parties acknowledge and agree that, in accordance with Section 9.01(l), for U.S. federal income tax purposes, the Parties will treat the transactions contemplated by this Agreement, with respect to the Buyer, as a purchase of the assets of the Company, and, with respect to the Sellers, as a sale of their member interests in the Company. Sellers shall be responsible for the preparation and timely filing of all Tax Returns required to be filed by or with respect to the Company Group with respect to any Tax period that ends prior to or on the Closing Date (including, in accordance with the preceding sentence, the final Form 1065 U.S. Return of Partnership Income for the Company for the taxable year ending on the Closing Date and for any prior taxable years). Buyer shall be responsible for the preparation and timely filing of any Tax Return that is not required to be prepared by Sellers pursuant to the preceding sentence and that relates to a Straddle Period, and shall pay all Taxes shown to be due on such Tax Returns; provided, that not later than five (5) Business Days prior to the due date for the payment of Taxes with respect to such Tax Return, each Seller shall pay to Buyer the amount of Seller Taxes owed by such Seller with respect to such Tax Return; provided, further, that no Seller shall be obligated to make a payment pursuant to this Section 9.01(a)(ii) to the extent such Seller Taxes were taken into account in the calculation of Net Working Capital. All such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise provided in this Agreement or otherwise required by applicable Law. Not less than fifteen (15) days prior to the due date (including any extensions) for each Tax Return described herein (other than the final Form 1065 U.S. Return of Partnership Income for the Company for the taxable year ending on the Closing Date and for any prior taxable years), the party responsible for preparing such Tax Return shall deliver a copy of such Tax Return to the other party for its review and reasonable comment. The party responsible for preparing such Tax Return shall consider in good faith any such comments received from the other party not less than eight (8) days prior to the due date (including any extensions) for filing such Tax Return and shall deliver a final copy of such Tax Return to such other party not less than three (3) days prior to such due date.

(iii)    The Parties acknowledge and agree that any payments made pursuant to Section 3.29 shall be in respect of services performed prior to the Closing Date, and Sellers may further document such obligations prior to the Closing. Accordingly, the Parties agree that such payments are properly reportable on the final Form 1065 U.S. Return of Partnership Income for the Company for the taxable year ending on the Closing Date.
(b)    In the case of Taxes that are payable by any Company Group Member with respect to any Straddle Period, the portion of any such Tax that is attributable to the portion of the period ending on the close of business on the Closing Date shall be:
(i)    in the case of Taxes that are either (A) based upon or related to income or receipts or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the applicable taxable period ended with (and included) the close of business on the Closing Date; provided, that exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the close of business on the Closing Date and the period beginning after the close of business on the Closing Date in proportion to the number of days in each period; and
(ii)    in the case of Taxes that are imposed on a periodic basis with respect to the assets of any Company Group Member, deemed to be the amount of such Taxes for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the close of business on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period;
provided, however, that Taxes shall be treated as due for the period during which the base of such Taxes are determined without regard to whether the payment of such Taxes provides the right to business or other benefits for another period.
(c)    All sales Tax, use Tax, stamp Tax, transfer Tax, conveyance, registration or other similar Tax, if any, imposed on the transactions contemplated by this Agreement, shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Buyer. Each of the Parties hereto shall prepare and file, and shall fully cooperate with the other party with respect to the preparation and filing of, any Tax Returns and other filings relating to any such Taxes or charges as may be required.
(d)    After Closing, Sellers and Buyer shall (and shall cause their respective Affiliates to):
(i)    assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 9.01(a), and in connection therewith, provide the other party with any necessary powers of attorney;

(ii)    cooperate fully in preparing for and defending any audits of, or disputes with Taxing Authorities regarding, any Tax Returns of the Company Group Members;
(iii)    make available to the other and to any Taxing Authority as reasonably requested all information, records, and documents relating to Taxes of the Company Group Members; and
(iv)    furnish the other with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to a Company Group Member.
(e)    After the Closing, no amended Tax Return with respect to a Pre-Closing Period or Straddle Period shall be filed by or on behalf of any Company Group Member without the prior written consent of Sellers.
(f)    Within one hundred and eighty (180) days after the Closing Date, Buyer shall prepare or cause to be prepared an allocation schedule (the “Allocation Schedule”), allocating the Purchase Price (plus any other amounts that are required to be taken into account as consideration for the purchase and sale contemplated under this Agreement for federal income Tax purposes) among the Company Group’s assets in a manner consistent with Section 1060 of the Code and Treasury Regulations thereunder. Buyer shall deliver the Allocation Schedule to Sellers as soon as practicable after the Closing Date for Sellers’ review and reasonable comments. Within thirty (30) days after receiving such Allocation Schedule, Sellers shall notify Buyer in writing if Sellers have any objections to the allocations on the Allocation Schedule and shall specify the basis for any such objections. If Sellers do not notify Buyer of any objection to the Allocation Schedule, then it shall be deemed agreed to by Sellers and Buyer and the Allocation Schedule shall be final and binding. If Sellers object to any allocations on the Allocation Schedule, then Sellers and Buyer shall negotiate in good faith to resolve any disagreement regarding the Allocation Schedule as soon as practicable (taking into account the due date of any Tax Returns on which the allocation set forth in the Allocation Schedule is required to be reflected) and shall memorialize the agreed allocation in a final Allocation Schedule, which shall be final and binding. The final Allocation Schedule shall be revised to take into account subsequent adjustments to the Purchase Price, including any adjustments made pursuant to Section 2.07, Section 2.08 or Section 2.09 (which shall be treated for Tax purposes, to the extent possible under applicable Law, as adjustments to the Purchase Price), in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder.
(g)    Buyer and Sellers shall report and file Tax Returns for Tax purposes in all respects consistent with the Allocation Schedule. None of Buyer, Sellers, the Company Group or their respective Affiliates shall take any position for Tax purposes (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation Schedule unless required to do so by applicable Law. If any Taxing Authority disputes the allocation set forth in the Allocation Schedule, the party receiving notice of the dispute shall promptly notify the other Party of such dispute and the parties shall cooperate in good faith in responding to such dispute in order to preserve the effectiveness of the allocation set forth in the Allocation Schedule.

(h)    With respect to the Code Section 754 election in place for NET Mexico, Buyer and Sellers agree that, for purposes of computing special basis adjustments under Section 743 of the Code and Treasury Regulation Section 1.743‑1, for purposes of allocating such special basis adjustments among the assets of the NET Mexico under Section 755 of the Code and Treasury Regulation Section 1.755‑1, for purposes of applying Section 751 of the Code and Treasury Regulation Section 1.751‑1, and for all other purposes, the respective fair market values of the assets of NET Mexico will be determined in accordance with the methods and procedures described in Section 9.01(f). Buyer shall prepare and deliver to Sellers a determination of the respective fair market values of the assets of NET Mexico in a manner consistent with the preceding sentence. To the extent a Code Section 754 election is not currently in place for NET Mexico, Sellers agree to cooperate with Buyer to cause NET Mexico to make such election as required under Section 8.2(c) of the NET Mexico LLC Agreement on the partnership return for NET Mexico for the taxable year during which the Closing Date occurs.
(i)    The amount of any refunds or credits of Taxes of the Company for any taxable period ending on or prior to the Closing Date and for the portion of any Straddle Period through the end of the date of the Closing Date shall be for the account of the Sellers except to the extent such refund or credit of Taxes was taken into account in the calculation of Net Working Capital. The amount of any refunds or credits of Taxes of the Company for any taxable period or the portion of any Straddle Period beginning after the date of the Closing Date shall be for the account of the Buyer. The amount of any refunds or credits of Taxes of the Company for any Straddle Period shall be equitably apportioned between the Buyer and the Sellers in accordance with the principles set forth in Section 9.01(b). Each Party shall forward, and shall cause its Affiliates to forward, to the Party entitled to receive a refund or credit of Tax pursuant to this Section 9.01(i) the amount of such refund or credit within thirty (30) days after such refund is received, or such credit is recognized, in each case net of any costs or expenses incurred by such Party or its Affiliates in procuring such refund or credit. Buyer shall take all necessary actions, or cause the Company to take all necessary actions, as commercially reasonable (i) to obtain any refunds of Taxes of the Company for the account of the Sellers pursuant to this Section 9.01(i), or (ii) to obtain credits or offsets to Taxes of the Company attributable to taxable periods ending on or prior to the Closing Date or the portion of any Straddle Period through the end of the date of the Closing Date.
(j)    The following shall apply to any Tax Claim for which Sellers could have liability pursuant to this Agreement (an “Indemnified Tax Claim”): Buyer shall inform Sellers of the commencement of any audit, examination or proceeding relating in whole or in part to Taxes for which Sellers is responsible to indemnify Buyer pursuant to this Agreement. With respect to any Indemnified Tax Claim relating to a Tax period that ends prior to the Closing Date, Sellers shall have the right, at their sole costs and expense, to control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel). With respect to any Indemnified Tax Claim relating to a Straddle Period, Buyer shall control, at its own cost and expense, all proceedings taken in connection with such Tax Claim; provided, however, that the Buyer shall give written notice thereof to Sellers, and Sellers shall be entitled, at their sole cost and expense, to participate in the proceedings taken in connection with such Tax Claim. Sellers shall promptly, but not later than ten (10) Business Days after receipt of notice of the commencement of any audit, examination or proceeding, notify Buyer if Sellers decide not to control the defense or settlement of any Indemnified Tax Claim which they are entitled to control, or if Sellers decide not to participate in proceedings in which they are entitled to participate, and the Buyer shall thereupon be permitted to defend and settle such proceeding without prejudice. Buyer will (and will cause the Company Group Members to) inform Sellers promptly, and send Sellers copies promptly upon receipt, of any notice of an audit, examination, claim or assessment for any Tax for which Sellers are responsible and keep Sellers informed of progress in the proceedings and allow Sellers to attend any meetings and scheduled calls with the Governmental Authorities to the extent Sellers are not controlling the proceedings. Buyer shall not settle, consent to the entry of a judgment of or compromise any audit, examination or proceeding relating to Taxes for which it is entitled to indemnification hereunder without the prior written consent of Sellers.
(k)    To the extent permitted by applicable Law, the Parties agree to report each indemnification payment made in respect of a Loss and each payment made pursuant to Section 2.07, Section 2.08 or Section 2.09 as an adjustment to the Purchase Price for federal income Tax purposes.
(l)    The Parties recognize that Buyer’s purchase of the Company Interests will be treated for U.S. federal income tax purposes as (i) a sale by Sellers of the Company Interests, and (ii) a purchase by Buyer of the assets of the Company, subject to the liabilities of the Company, pursuant to Revenue Ruling 99‑6, 1999‑1 C.B. 432. None of Sellers or Buyer shall take any position for income Tax purposes that is inconsistent with such treatment.
(m)    If a “Make-Whole Amount” is required to be paid to the members of NET Mexico pursuant to Section 9.4(d)(iii) of the NET Mexico LLC Agreement as a result of the transactions contemplated by this Agreement, Buyer shall make such payment and shall indemnify Sellers and hold Sellers harmless from any Loss related to such payment.

ARTICLE X.
TERMINATION
Section 10.01    Right of Termination. Prior to Closing, this Agreement may be terminated at any time:
(a)    by mutual written consent of Sellers and Buyer;
(b)    by Buyer upon notice to Sellers in accordance with the provisions provided in Section 6.18(a) and Section 6.18(b);
(c)    by the Sellers’ Representative or Buyer, if any court or other Governmental Authority shall have issued, enacted, entered, promulgated, or enforced any Law or issued any Order (in either case, that is final and non-appealable and that has not been vacated, withdrawn, or overturned) restraining, enjoining, or otherwise prohibiting consummation of the material transactions contemplated by this Agreement; provided, that the right to terminate this Agreement under this Section 10.01(c) shall not be available to a Party if the issuance or promulgation of such Law or Order was primarily due to the failure of such Party to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(d)    by the Sellers’ Representative, if:
(i)    Sellers are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of satisfaction of any of the conditions in Section 8.01 or Section 8.02 on or prior to the Outside Date (other than through failure of Sellers to comply with their obligations under this Agreement), and such breach is not cured within thirty (30) days after receipt of notice thereof from the Sellers’ Representative (or any shorter period of time that remains between the date the Sellers’ Representative provides written notice of such violation or breach and the Outside Date); or
(ii)    the Closing has not occurred on or prior to the Outside Date, unless such failure shall be due to the failure of Sellers to perform or comply, in all material respects, with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(e)    by Buyer, if:
(i)    Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of satisfaction of any of the conditions in Section 7.01 or Section 7.02 on or prior to the Outside Date (other than through failure of Buyer to comply with its obligations under this Agreement), and such breach is not cured within thirty (30) days after receipt of notice thereof from the Buyer (or any shorter period of time that remains between the date Buyer provides written notice of such violation or breach and the Outside Date); or
(ii)    the Closing has not occurred on or prior to the Outside Date, unless such failure shall be due to the failure of Buyer to perform or comply, in all material respects, with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.
Section 10.02    Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.01, all obligations and Liabilities of the Parties under this Agreement shall terminate and become void; provided, however, that (a) nothing herein shall relieve any Party from Liability for any material breach of any representation, warranty, covenant, or agreement in this Agreement prior to the date of termination and (b) the terms of Section 6.03(e), Section 6.12, this Section 10.02, and Article XII (other than Section 12.12), and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement; provided, that if this Agreement is terminated (other than a termination by Buyer pursuant to Section 10.01(e)), Buyer shall remain obligated to reimburse the Sellers, the Sellers’ Representative or the Company Group pursuant to Section 6.20(b) and Exhibit E.

ARTICLE XI.
INDEMNIFICATION
Section 11.01    Several Indemnification by Sellers. Subject to the other terms and limitations in this Article XI, from and after the Closing, each Seller will, severally, and not jointly, up to their respective Pro Rata Share of the related Losses, indemnify, defend, and hold harmless Buyer, the Company Group, the respective Affiliates of the foregoing, and the partners, members, managers, directors, officers, shareholders, employees, successors, and assigns of the foregoing (collectively, the “Buyer Indemnitees”) from and against any and all Losses suffered or incurred by any of the Buyer Indemnitees arising out of or resulting from: (a) a breach of any of the representations or warranties contained in Article III or Article IV; (b) the failure of any Seller or any Company Group Member to perform any of the covenants or obligations under this Agreement to the extent required to be performed by such Seller or such Company Group Member on or prior to the Closing (other than in connection with Section 6.20(a)); and (c) the matters set forth in Section 11.01(c) of the Disclosure Schedule.
Section 11.02    Indemnification by Each Seller. Subject to the other terms and limitations in this Article XI, from and after the Closing, each Seller will individually indemnify, defend, and hold harmless the Buyer Indemnitees from and against any and all Losses suffered or incurred by any of the Buyer Indemnitees arising out of or resulting from the failure of such Seller to perform any of the covenants or obligations under this Agreement to the extent required to be performed by such Seller after the Closing.
Section 11.03    Indemnification by Buyer. Subject to the other terms and limitations of this Article XI, from and after the Closing, Buyer will indemnify, defend, and hold harmless Sellers, their respective Affiliates, and the partners, members, managers, directors, officers, shareholders, employees, successors, and assigns of the foregoing (collectively, the “Seller Indemnitees”) from and against any and all Losses suffered or incurred by any of the Seller Indemnitees arising out of or resulting from: (a) a breach of any of Buyer’s representations or warranties contained in this Agreement; (b) the failure of Buyer to perform any of the covenants or obligations under this Agreement to the extent to be performed by Buyer prior to or on the Closing; (c) the failure of Buyer or any Company Group Member to perform any of the covenants or obligations under this Agreement to the extent required to be performed by Buyer or any Company Group Member after the Closing; and (d) the Assigned NET Trading Contracts and the Transferred Assets and any Liabilities relating thereto that arise from and after the Closing.
Section 11.04    Claim Procedures.
(a)    Each Person entitled to be indemnified under this Article XI (each, an “Indemnitee”) agrees that after it becomes aware of facts that would reasonably be likely to give rise to a claim by it for indemnification pursuant to this Article XI, such Indemnitee must assert its claim for indemnification under this Article XI (each, a “Claim”) prior to the applicable Cutoff Date by providing a written notice (a “Claim Notice”) to the Person allegedly required to provide indemnification protection under this Article XI (each, an “Indemnitor”) specifying, in reasonable detail, the nature and basis for such Claim. Notwithstanding the foregoing, an Indemnitee’s failure to send or delay in sending a Claim Notice will not relieve the Indemnitor from Liability hereunder with respect to such Claim, except in the event and only to the extent that the Indemnitor is materially prejudiced by such failure or delay.

(b)    The Buyer Indemnitees will be entitled to bring a Claim, without duplication of any Losses, under any clause of Section 11.01 or Section 11.02 as applicable, and the Seller Indemnitees will be entitled to bring a Claim, without duplication of any Losses, under any clause of Section 11.03, in each case, even if such Claim could be brought under more than one of such clauses.
(c)    At the reasonable request of the Indemnitor, the Indemnitee shall grant the Indemnitor and its Representatives all reasonable access to the books, records, employees (including for conferences, discovery and proceedings as may be reasonably requested) and properties of the Indemnitee, its Affiliates and the Company Group to the extent reasonably related to the Claim set forth in a Claim Notice
Section 11.05    Third Party Claims.
(a)    In the event of the assertion of any third party Claim by an Indemnitee, the Indemnitor will have the right, at such Indemnitor’s expense, to assume the defense of same including the appointment and selection of counsel on behalf of the Indemnitee so long as such counsel is reasonably acceptable to the Indemnitee. Notwithstanding the foregoing, the Indemnitor will continue to be entitled to assert any limitation on any Claims contained in this Article XI. Subject to Section 11.05(c), the Indemnitor will have the right to settle or compromise or take any corrective or remediation action with respect to any such Claim by all appropriate proceedings, and the Indemnitor shall use commercially reasonable efforts to diligently prosecute such proceedings to a final conclusion or settle such proceedings at the discretion of the Indemnitor. If the Indemnitor assumes the defense of any such third party Claim, the Indemnitee will be entitled, at its own cost and expense, to participate with the Indemnitor in the defense of any such Claim; provided, that, for the avoidance of doubt, such Claim and the prosecution and negotiation thereof shall be controlled by the Indemnitor. Notwithstanding the foregoing, the Indemnitee will have the right to defend any such Claim until such time as the Indemnitor agrees to assume the defense of such Claim, and any costs or expenses incurred by the Indemnitee in connection therewith will be Losses hereunder and indemnifiable to the extent it is finally determined that the Indemnitee is entitled to indemnification pursuant to this Article XI with respect to such Claim.
(b)    If the Indemnitor fails to use commercially reasonable efforts to diligently prosecute such Claim, the Indemnitee may assume control of such defense and in the event it is finally determined by a court of competent jurisdiction that the Claim was a matter for which the Indemnitor is responsible under the terms of this Agreement, the Indemnitor will bear the reasonable costs and expenses of such defense (including fees and expenses of counsel). If the Indemnitee assumes the control of such defense, then the Indemnitor shall be entitled, at its sole option and expense, to participate in any prosecution of such Claim or any settlement negotiations with respect to such Claim.
(c)    Notwithstanding anything to the contrary in this Agreement, the Indemnitor will not be permitted to settle, compromise, take any corrective or remedial action, or enter into an agreed judgment or consent decree, in each case, that subjects the Indemnitee to any criminal liability, requires an admission of guilt or wrongdoing on the part of the Indemnitee or imposes any continuing obligation on, or requires any payment from the Indemnitee without the Indemnitee’s prior written consent, which consent will not be unreasonably withheld or delayed. Notwithstanding anything to the contrary in this Agreement, whether or not the Indemnitor will have assumed the defense of a third-party Claim, the Indemnitee will not admit any liability with respect to, or settle, compromise or discharge, any third-party Claim without the prior written consent of the Indemnitor.
Section 11.06    Limitations and Other Indemnity Claim Matters. Notwithstanding anything to the contrary in this Article XI or elsewhere in this Agreement, the following terms shall apply to any Claim for indemnification arising out of this Agreement or related to the transactions contemplated hereby:
(a)    No claim for indemnification under Section 11.01 and 11.03(a) and (b) may be asserted by any Indemnitee following the Indemnity Holdback Release Date (such survival period, the “Cutoff Date”); provided, however, that this survival period shall not affect or limit any Claim (A) pending as of the Cutoff Date, (B) arising out of any breach of any Seller Fundamental Representation, Buyer Fundamental Representation or fraud, which may be asserted indefinitely, or (C) arising out of a Claim based on Section 11.01(c), which may be asserted indefinitely.
(b)    Notwithstanding anything to the contrary contained herein, no Buyer Indemnitees shall be entitled to indemnification pursuant to Section 11.01 or 11.02, unless and until (i) the Losses to which the Buyer Indemnitees are entitled to indemnification from the Sellers with respect to such particular Claim or series of related Claims exceed $250,000 (the “Indemnity Threshold”) and (ii) the Buyer Indemnitees have suffered Losses arising from Claims under Section 11.01 or 11.02 in excess of $15,000,000 in the aggregate (the “Indemnity Deductible”) (it being understood that any Claim (including any related Claims) for amounts less than the Indemnity Threshold shall be ignored in determining whether the Indemnity Deductible has been exceeded) and, subject to the terms of this Article XI, once such Losses exceed the Indemnity Deductible, the Buyer Indemnitees shall only be entitled to seek recovery for all such Losses in excess of the Indemnity Deductible; provided, however, that the Indemnity Threshold and the Indemnity Deductible shall not apply to (i) any breach of a Seller Fundamental Representation, (ii) any fraud; or (iii) any Losses arising under Section 11.01(c). Furthermore, no Seller shall have any Liability in the aggregate under Section 11.01 or Section 11.02 in excess of such Seller’s Pro Rata Share of the Indemnity Holdback Amount and the Buyer Indemnitees shall have no recourse against such Seller with respect to any Losses in excess of such amount (the “Cap”); provided, however, that the Cap shall not apply to (i) any breach of a Seller Fundamental Representation, (ii) any fraud; or (iii) any Losses arising under Section 11.01(c). Notwithstanding anything to the contrary contained herein, in no event shall any Seller have any Liability under this Article XI in excess of the amount of the Purchase Price actually received by it. Except with respect to any Losses arising under Section 11.01(c) that exceed $10,000,000, and except with respect to any breach of a Seller Fundamental Representation or any fraud, any liability of the Sellers shall first be satisfied out of any remaining funds in the Indemnity Holdback Amount.

(c)    Notwithstanding anything to the contrary contained herein: (i) any Losses hereunder shall be reduced in amount by any insurance proceeds, indemnification payments, contribution payments or reimbursements realized by any Buyer Indemnitee in connection with such Losses or any of the circumstances giving rise thereto, and Buyer and all other Buyer Indemnitees shall use reasonable efforts to realize such proceeds, payments or reimbursements, as the case may be; provided, that for the purposes of this subsection (i) if an Indemnitee actually receives an amount under insurance coverage or otherwise from any other Person with respect to Losses sustained at any time subsequent to any indemnification payment pursuant to this Article XI, then such Indemnitee shall promptly reimburse the Indemnitor for any payment made to the Indemnitee by such Indemnitor up to such amount so realized or received by the Indemnitee; (ii) the amount of any Losses subject to recovery under this Article XI by any Buyer Indemnitee shall be calculated net of any amounts specifically accrued or reserved for in the Financial Statements, (iii) no Losses shall be recoverable hereunder that, once discovered and known by Buyer, the Company (in each case after the Closing) or the Buyer Indemnitees, could have been avoided through reasonable efforts to mitigate such Losses which were not taken by Buyer, the Company (in each case after the Closing) or the Buyer Indemnitees (provided, that with respect to a Claim) to the extent and for the period of time that it is actually assumed by the Sellers or the Sellers’ Representative pursuant to Section 11.05, from and after the date on which the Buyer Indemnitee provided the Claim Notice to the Sellers’ Representative, this subsection (iii) shall only obligate the Buyer, the Company Group and the Buyer Indemnitees to use commercially reasonable efforts to cooperate, and cause their Representatives to cooperate, with the Sellers’ Representative’s defense thereof; and (v) no Losses shall be recoverable hereunder to extent such matter was taken into account (on a dollar-for-dollar basis) in determining any adjustment to the Purchase Price pursuant to Section 2.07, Section 2.08, or Section 2.09. The calculation of Losses shall not include Losses arising from a change in any applicable Law or accounting principle following the Closing Date.
(d)    In no event shall any Seller have any Liability for indemnification under this Article XI for any Losses to the extent such Losses are caused or initiated by any action or omission by any Buyer Indemnitee or any Company Group Member at the request or direction of any Buyer Indemnitee, including to the extent any Losses resulted from the bad faith, gross negligence or willful misconduct of such Buyer Indemnitee. For the avoidance of doubt, no Buyer Indemnitee shall be entitled to recover the amount of any Losses more than once. In the event a Buyer Indemnitee or a Seller Indemnitee, as the case may be, recovers Losses in respect of a claim for indemnification, no other Buyer Indemnitee or Seller Indemnitee, as applicable, may recover the same Losses in respect of a claim for indemnification under this Agreement. Without limiting the generality of the prior sentence, if a set of facts, conditions or events constitutes a breach of more than one representation, warranty, covenant or agreement that is subject to the indemnification obligations under Section 11.01, Section 11.02 or Section 11.03, only one recovery of Losses shall be allowed, and in no event shall there be any indemnification or duplication of payments or recovery under different provisions of this Agreement arising out of the same facts, conditions or events.
Section 11.07    Indemnity Holdback Amount. From and after the Closing, subject to Section 11.06(b), the sole source of recovery that shall be available to any Buyer Indemnitees with respect to Losses as to which the Sellers’ indemnification obligations pursuant to Section 11.01 or Section 11.02 apply shall be through recovery against the Indemnity Holdback Amount, and no Buyer Indemnitee shall have any recourse against the Sellers, their respective Affiliates or any other Person with respect to any indemnifiable Losses pursuant to Section 11.01 or Section 11.02 other than Buyer’s right to retain all or a portion of the Indemnity Holdback Amount in accordance with the terms of, and subject to the conditions and limitations set forth in, this Article XI. With respect to any Agreed Claim indemnifiable by Sellers pursuant to this Article XI, Buyer shall have the right (exercisable upon written notice to the Sellers’ Representative) to retain from the Indemnity Holdback Amount an amount equal to such Agreed Claim (and in the amount of the exercise of such right and retention by Buyer of the amount of such Agreed Claim from the Indemnity Holdback Amount, such amount shall be deemed to have been paid by Sellers to the applicable Buyer Indemnitees in satisfaction of the Sellers’ obligations to pay such Agreed Claim).
Section 11.08    Payments. Subject to Section 11.07, an Indemnitor will pay an indemnification payment due under this Article XI to the Indemnitee within five (5) Business Days after it is established (by final non-appealable court order or agreement of the Indemnitor and the Indemnitee (each, an “Agreed Claim”)) that the Indemnitee is entitled to such payment under this Article XI. Any indemnification payment payable (or, with respect to a Buyer Indemnitee, retained by Buyer) pursuant to this Article XI shall be treated as an adjustment to the aggregate consideration paid by Buyer.
Section 11.09    Exclusive Remedy. Each Party acknowledges and agrees that, from and after the Closing, the remedies available under this Article XI, Article IX and under Section 12.12 shall be the sole and exclusive remedies of the Parties for any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity or otherwise, and the Buyer Indemnitees will have no other remedy or recourse with respect to any of the foregoing; provided, however, that this exclusivity shall not limit or apply to any rights or remedies available at law or in equity arising from fraud.
Section 11.10    Effect of Investigation. The representations, warranties and covenants of the Indemnitor, and the Indemnitee’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnitee (including by any of its Representatives) or by reason of the fact that the Indemnitee or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnitee’s waiver of any condition set forth in Article VII or Article VIII, as the case may be.
Section 11.11    Waiver of Other Representations.
(a)    BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III AND ARTICLE IV (AS MODIFIED BY THE DISCLOSURE SCHEDULE), NONE OF SELLERS OR ANY COMPANY GROUP MEMBER NOR ANY OTHER PERSON MAKES, OR HAS MADE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY IN RESPECT OF THE COMPANY GROUP, ITS BUSINESS OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE COMPANY GROUP, AND ANY SUCH OTHER REPRESENTATION AND WARRANTIES ARE HEREBY DISCLAIMED.

(b)    BUYER ACKNOWLEDGES THAT IT HAS CONDUCTED TO ITS SATISFACTION ITS OWN INDEPENDENT INVESTIGATION OF THE CONDITION, OPERATIONS AND BUSINESS OF EACH COMPANY GROUP MEMBER AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS CONTEMPLATED BY THE TRANSACTION DOCUMENTS BUYER HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION.
(c)    EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLERS’ INTERESTS IN THE COMPANY GROUP AND ITS ASSETS ARE BEING TRANSFERRED THROUGH THE SALE OF THE COMPANY INTERESTS “AS IS, WHERE IS, WITH ALL FAULTS,” AND SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY AND ITS ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANY AND ITS ASSETS.
Section 11.12    Materiality Qualifiers. For purposes of determining the amount of Losses resulting from a breach of any Party’s representations and warranties herein for which the other Party hereto or any other Indemnitee is entitled to indemnification hereunder, but in no event for the purposes of determining whether there has been any such breach, any materiality qualifiers (including any Material Adverse Effect qualifiers) contained in such Party’s representations or warranties (other than in the representations and warranties contained in Sections 3.07(b), 3.09, 3.10, 3.16 and 3.17(a)) shall be disregarded.

ARTICLE XII.
MISCELLANEOUS
Section 12.01    Notices.
(a)    Unless this Agreement specifically requires otherwise, any notice, demand, or request provided for in this Agreement, or served, given, or made in connection with it, shall be in writing and shall be deemed properly served, given, or made if delivered in person or sent by electronic delivery (including delivery of a document in Portable Document Format), by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:
If to Sellers, to:
Dearing Holdings, LP
c/o NET Holdings Management LLC
5847 San Felipe St.
Houston, TX 77057
Attn: Jerry Dearing

Mission Pipeline Midstream, Inc.
c/o NET Holdings Management LLC
5847 San Felipe St.
Houston, TX 77057
Attn: Jerry Dearing

Gutierrez Ventures LP
11614 Versailles Lakes Lane
Houston, TX 77082
Attn: Joe Gutierrez

Net Investment Company LLC
c/o ArcLight Capital Partners, LLC
200 Clarendon Street, 55th Floor
Boston MA 02116
Attention: General Counsel

With a copy (which shall not constitute notice) to:
Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attn.:    Christopher Cross
Tom Malone
Email:    christopher.cross@lw.com
thomas.malone@lw.com

If to Sellers’ Representative, to:
Midstream Partners Sellers’ Representative LLC
c/o NET Holdings Management LLC
5847 San Felipe St.
Houston, TX 77057
Attn: Jerry Dearing

With a copy (which shall not constitute notice) to:
Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attn.:    Christopher Cross
Tom Malone
Email:    christopher.cross@lw.com
thomas.malone@lw.com

If to Buyer, to:
NextEra Energy Partners, LP
c/o NextEra Energy Partners GP, Inc.
Attn: Charles E. Sieving, General Counsel
700 Universe Boulevard
Juno Beach, FL 33408
Attn.: Charles Sieving
Email: Charles.sieving@nexteraenergy.com

With a copy (which shall not constitute notice) to:
Locke Lord LLP
600 Travis, Suite 2800
Houston, TX 77007
Attn:    Bill Swanstrom
Gregory C. Hill
Email:    bswanstrom@lockelord.com
ghill@lockelord.com

(b)    Notice given by personal delivery, mail, or overnight courier pursuant to this Section 12.01 shall be effective upon physical receipt. Notice given by electronic transmission pursuant to this Section 12.01 shall be effective as of the date of confirmed delivery (except that automatic confirmations shall not be deemed to be confirmed delivery) if delivered before 8:00 P.M. on any Business Day at the place of receipt or the next succeeding Business Day if confirmed delivery (except that automatic confirmations shall not be deemed to be confirmed delivery) is after 8:00 P.M. on any Business Day or during any non-Business Day at the place of receipt.
Section 12.02    Entire Agreement. Except for the Confidentiality Agreement, this Agreement and the other Transaction Documents supersede all prior discussions and agreements between the Parties and their respective Affiliates with respect to the subject matter hereof and thereof and this Agreement and the other Transaction Documents contain the sole and entire agreement between the Parties and their respective Affiliates with respect to the subject matter hereof and thereof.
Section 12.03    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party shall pay all costs and expenses it has incurred or will incur in anticipation of, relating to or in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
Section 12.04    Disclosure. Sellers may, at their option, include in the Disclosure Schedule items that are not material, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. The disclosure of any fact or item in any section of the Disclosure Schedule shall, should the existence of such facto or item be relevant to any other section of the Disclosure Schedule, be deemed to be disclosed with respect to that other section so long as the relevance of such disclosure to such other section is reasonably apparent from the nature of such disclosure.

Section 12.05    Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.
Section 12.06    Amendment. This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by Buyer and Sellers’ Representative; provided that (i) Section 6.09 may not be amended, supplemented, or modified without the written consent of the Buyer, Sellers’ Representative and Principals and (ii) Section 6.10 may not be amended, supplemented, or modified without the written consent of the Buyer, Sellers’ Representative and ArcLight; provided, further, that any amendments, supplements or modifications related to the Financing Sources in their capacity as such, in Section 6.20, 12.07, 12.11 and 12.16 and this Section 12.06, shall receive the written consent of such Financing Sources.
Section 12.07    No Third Party Beneficiary. Except as expressly provided in Section 6.13(a) and Section 6.14 the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person; provided, that the Financing Sources in their capacity as such shall be express third party beneficiaries of Section 6.20, 12.06, 12.11 and 12.16 and this Section 12.07.
Section 12.08    Assignment; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this Agreement or any of its rights, interests, or obligations hereunder without the express prior written consent of the other Parties, and any attempted assignment, without such consent, shall be null and void ab initio; provided, however, that notwithstanding the foregoing, Buyer shall be entitled to assign all of its rights, interests and obligations hereunder (other than its payment obligations) to its Affiliates without the prior written consent of the other Parties, which such assignment shall not relieve Buyer of any of its obligations hereunder.
Section 12.09    Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 12.10    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 12.11    Governing Law; Submission to Jurisdiction; JURY TRIAL WAIVER.
(a)    This Agreement and all claims arising out of or relating to this Agreement and the transactions contemplated hereby (including the Financing), including any claims arising out of the Financing, shall be governed by the Laws of the State of New York, without regard to the conflicts of law principles that would result in the application of any Law other than the Law of the State of New York.
(b)    EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF (I) STATE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY AND (II) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK FOR THE PURPOSES OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (AND AGREES NOT TO COMMENCE ANY ACTION RELATING HERETO (INCLUDING ANY ACTION AGAINST ANY FINANCING SOURCE IN ITS CAPACITY AS SUCH) EXCEPT IN SUCH COURTS). EACH OF THE PARTIES FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT HAND DELIVERED OR SENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH IN SECTION 12.01 SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION IN NEW YORK WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION AS SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING WITH RESPECT TO THE FINANCING, IN (I) STATE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OR (II) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK, AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTWITHSTANDING THE FOREGOING, EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT IN ANY JURISDICTION OR IN ANY OTHER MANNER PROVIDED AT LAW OR IN EQUITY.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY

WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING WITH RESPECT TO THE FINANCING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.11(C).
Section 12.12    Specific Performance. Notwithstanding anything in this Agreement to the contrary, (a) each Party recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement shall cause the other Parties to sustain irreparable harm for which they would not have an adequate remedy at law, and therefore in the event of any such breach the aggrieved Party shall, without the posting of bond or other security (any requirement for which the Parties hereby waive), be entitled to the remedy of specific performance of such covenants and agreements, including injunctive and other equitable relief, in addition to any other remedy to which it might be entitled, (b) a Party shall be entitled to an injunction or injunctions to prevent breaches of any covenants or agreements contained in this Agreement, and (c) in the event that any Action is brought in equity to enforce such covenants or agreements, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law.
Section 12.13    Sellers’ Representative. Each Seller designates the Sellers’ Representative as their true and lawful representative, agent and attorney-in-fact of such Seller with full power and authority, including power of substitution, acting in the name of and on behalf of such Seller, for all purposes under this Agreement, including receipt of disclosures, granting or executing consents or waivers, receiving notices, defending, compromising or settling disputes with respect to indemnification claims and the calculation of the Purchase Price and any adjustments thereto and agreeing to and executing amendments or modifications to this Agreement.
(a)    By executing this Agreement under the heading of “Sellers’ Representative,” Midstream Partners Sellers’ Representative LLC (i) accepts its appointment and authorization to act as the Sellers’ Representative as attorney-in-fact and agent on behalf of Sellers in accordance with the terms of this Agreement and (ii) agrees to perform its obligations under, and otherwise comply with, this Section 12.13.
(b)    If Midstream Partners Sellers’ Representative LLC ceases to function in its capacity as the Sellers’ Representative for any reason whatsoever, then Sellers who held a majority of the Company Interests as of immediately prior to the Closing shall have the right to appoint a successor Sellers’ Representative.
(c)    In the performance of its duties hereunder, the Sellers’ Representative shall be entitled to rely upon any document or instrument reasonably believed by it to be genuine and accurate. The Sellers’

Representative may assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so. In the absence of proven willful misconduct, (i) the Sellers’ Representative shall not be liable to Sellers with respect to its performance of the functions specified in this Agreement, and (ii) no Seller shall commence, prosecute or maintain any actions or proceedings against the Sellers’ Representative with respect to its performance of the functions specified in this Agreement. In determining the occurrence of any fact, event or contingency, the Sellers’ Representative may request from any of Sellers or any other Person such reasonable additional evidence as Sellers’ Representative in its sole discretion may deem necessary, and may at any time inquire of and consult with others, including any of Sellers, and shall not be liable to any Seller for any damages resulting from any delay in acting hereunder pending receipt and examination of additional evidence requested.
(d)    Each Seller hereby authorizes Buyer and its Affiliates to rely on any action taken by the Sellers’ Representative as having been fully and properly authorized by the Sellers, and such relying parties shall have no obligation to investigate whether the Sellers’ Representative’s actions fall within the power of attorney granted in this Agreement.
Section 12.14    Non-Recourse. This Agreement may only be enforced against, and any claim or cause of Action based upon, arising under, out of, or in connection with, or related in any manner to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties in the preamble of this Agreement (the “Contracting Parties”) and then only with respect to the specific obligations set forth herein with respect to such Contracting Party. No Person that is not a Contracting Party, including any past, present or future Representative or Affiliate of any Contracting Party or any Affiliate of any of the foregoing (each, a “Nonparty Affiliate”), shall have any Liability (whether in contract, tort, at law or in equity, or granted by statute or otherwise) for any claims, causes or action or other obligations or Liabilities arising under, out of, or in connection with, or related in any manner to this Agreement or the transactions contemplated hereby (including the Financing), or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach. To the maximum extent permitted by applicable Law, (a) each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action and other obligations and Liabilities against any such Nonparty Affiliates (and the Financing Sources in their capacity as such), (b) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (c) each Contracting Party disclaims any reliance upon any Nonparty Affiliates (or the Financing Sources in their capacity as such) with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.
Section 12.15    Legal Representation. Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company Group Members) acknowledges and agrees that Latham & Watkins LLP (“Sellers’ Counsel”) has acted as counsel for the Sellers, the Company Group and their respective Affiliates for several years and that Sellers’ Counsel may continue to represent them in future matters. Accordingly, Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company Group Members) expressly consents to: (a) Sellers’ Counsel’ representation of the Sellers and their respective Affiliates in any post-Closing matter in which the interests of Buyer and the Company Group, on the one hand, and the Sellers or their respective Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto, and whether or not such matter is one in which Sellers’ Counsel may have previously advised the Sellers, the Company Group or their respective Affiliates and (b) the disclosure by Sellers’ Counsel to the Sellers or their respective Affiliates of any information learned by Sellers’ Counsel in the course of its representation of the Sellers, the Company Group or their respective Affiliates, whether or not such information is subject to attorney-client privilege or Sellers’ Counsel’ duty of confidentiality. Furthermore, Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company Group Members) irrevocably waives any right it may have to discover or obtain information or documentation relating to the representation of the Sellers or their respective Affiliates by Sellers’ Counsel in the transactions contemplated hereby, to the extent that such information or documentation was privileged as to the Sellers or their respective Affiliates. Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company Group Members) further covenants and agrees that each shall not assert any claim against Sellers’ Counsel in respect of legal services provided to the Company Group by Sellers’ Counsel in connection with this Agreement or the transactions contemplated hereby. Upon and after the Closing, each of the Company Group Members shall cease to have any attorney-client relationship with Sellers’ Counsel, unless and to the extent Sellers’ Counsel is specifically engaged in writing by the Company Group Members to represent the Company Group Members after the Closing and either such engagement involves no conflict of interest with respect to the Sellers or their respective Affiliates or the Sellers or their Affiliates, as applicable, consent in writing at the time to such engagement. Any such representation of the Company Group Members by Sellers’ Counsel after the Closing shall not affect the foregoing provisions hereof. If and to the extent that, at any time subsequent to the Closing, Buyer or any of its Affiliates (including after the Closing, the Company Group Members) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Company Group Members and any Person representing them that occurred at any time prior to the Closing, Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company Group Members) shall be entitled to waive such privilege only with the prior written consent of the Sellers.
Section 12.16    Liability of Financing Sources. Notwithstanding anything to the contrary contained herein, Sellers agree that they shall not have any rights or claims against any Financing Source (in their capacity as such) in connection with this Agreement, the Financings or the transactions contemplated hereby or thereby, and no Financing Source shall have any rights or claims against any Seller or any of its Affiliates or Representatives in connection with this Agreement, the Financings or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise. In addition, in no event will any Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature, except to the extent paid in connection with a claim by a third party.
[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized person of each Party as of the date first above written.

SELLERS:

DEARING HOLDINGS, LP
GENERAL PARTNER:

Dearing Holdings Management, LLC

By:	JERRY C. DEARING
Jerry C. Dearing, Manager

Signature Page
Membership Interest Purchase Agreement

GUTIERREZ VENTURES, LP
GENERAL PARTNER:

Gutierrez Ventures Management, LLC

By:	JOE M. GUTIERREZ
Name:	Joe M. Gutierrez
Title:	Manager

Signature Page
Membership Interest Purchase Agreement

MISSION PIPELINE MIDSTREAM, INC.

By:	JERRY C. DEARING
Name:	Jerry C. Dearing
Title:	President and Treasurer

Signature Page
Membership Interest Purchase Agreement

NET INVESTMENT COMPANY LLC

By:	DANIEL R. REVERS
Name:	Daniel R. Revers
Title:	President

Signature Page
Membership Interest Purchase Agreement

SOLELY FOR PURPOSES OF SECTION 6.09:

PRINCIPALS:

JERRY C. DEARING
JERRY C. DEARING

JOE M. GUTIERREZ
JOE M. GUTIERREZ

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Membership Interest Purchase Agreement

SOLELY FOR PURPOSES OF SECTION 6.10:

ARCLIGHT:

ARCLIGHT CAPITAL PARTNERS, LLC

By:	DANIEL R. REVERS
Name:	Daniel R. Revers
Title:	Managing Partner

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Membership Interest Purchase Agreement

COMPANY:

NET HOLDINGS MANAGEMENT, LLC

By:	JOE M. GUTIERREZ
Name:	Joe M. Gutierrez
Title:	Co-President and Secretary

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Membership Interest Purchase Agreement

NET TRADE:

NATIONAL ENERGY & TRADE, L.P.

By: NET GENERAL PARTNERS, LLC, its general partner

By:	JOE M. GUTIERREZ
Name:	Joe M. Gutierrez
Title:	Member

By:	JERRY C. DEARING
Name:	Jerry C. Dearing
Title:	Member

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Membership Interest Purchase Agreement

SELLERS’ REPRESENTATIVE:

MIDSTREAM PARTNERS SELLERS’ REPRESENTATIVE LLC

By:	JERRY C. DEARING
Name:	Jerry C. Dearing
Title:	President

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Membership Interest Purchase Agreement

BUYER:

NEXTERA ENERGY PARTNERS, LP

By:	NextEra Energy Partners, GP, Inc.

	By:	ARMANDO PIMENTEL, JR.
	Name:	Armando Pimentel, Jr.
	Title:	President

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Membership Interest Purchase Agreement